EXECUTION COPY

CREDIT AGREEMENT

dated as of March 30, 2007,

among

SPECTRUM BRANDS, INC.,

as the Borrower,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as the Administrative Agent, the Collateral Agent and the Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Deposit Agent,

BANK OF AMERICA, N.A.,

as an LC Issuer

and

the Lenders Party Hereto

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

v

SCHEDULES

2.01	Commitments, LC Deposits and Applicable Percentages
2.03	Existing Letters of Credit
5.06	Litigation
5.08(b)	Owned Real Property
5.08(c)	Leased Real Property
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Interests
5.16	Intellectual Property Claims
7.01(b)	Existing Permitted Liens
7.02(h)	Existing Permitted Indebtedness
7.03(f)	Existing Permitted Investments
7.05	Certain Dispositions
7.08	Certain Transactions with Affiliates
7.09	Certain Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Committed Loan Notice
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of ABL Facility Intercreditor Agreement
F	Subordination Terms of Certain Intercompany Indebtedness

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 30, 2007, among Spectrum Brands, Inc., a Wisconsin corporation (the “Borrower”), each lender from time to time party hereto (each, a “Lender”), Goldman Sachs Credit Partners L.P. (“GSCP”), as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association, as the Deposit Agent, and Bank of America, N.A., as an LC Issuer.

The parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2013 New Indenture” means the Indenture, dated as of March 30, 2007, among the Borrower, the guarantors named therein and Wells Fargo Bank, N.A. as trustee.

“2013 New Notes” means the Variable Rate Toggle Pay-in-Kind Senior Subordinated Notes due 2013 issued pursuant to the 2013 New Indenture in connection with the Exchange Offer.

“2013 Original Indenture” means the Indenture, dated as of September 30, 2003, among the Borrower, the guarantors named therein and U.S. Bank National Association, as trustee, as heretofore supplemented.

“2013 Original Notes” means the 8-1/2% Senior Subordinated Notes of the Borrower due 2013, issued pursuant to the 2013 Original Indenture.

“2013 Supplemental Indenture” means the Supplemental Indenture to the 2013 Original Indenture, dated as of March 30, 2007, among the Borrower, the guarantors named therein and the U.S. Bank National Association, as trustee, entered into in connection with the Exchange Offer, and any other Supplemental Indenture to the 2013 Original Indenture executed in connection with the Exchange Offer.

“2015 Indenture” means the Indenture, dated as of February 7, 2005, among the Borrower, the guarantors named therein and U.S. Bank National Association, as trustee.

“2015 Notes” means the 7-3/8% Senior Subordinated Notes of the Borrower due 2015, issued pursuant to the 2015 Indenture.

“ABL Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E hereto, with such modifications thereto as may be agreed to (a) by the Administrative Agent, if, in the judgment of the Administrative Agent, such modifications would not be adverse to the interests of the Lenders in any material respect, or (b) the Required Lenders.

“Acceptable Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Acquisition” means any transaction or series of related transactions by the Borrower or its Subsidiaries for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means GSCP, in its capacity as the administrative agent under this Agreement, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Deposit Agent and the Syndication Agent.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Dollar Term B Facility, with respect to any Dollar Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Dollar Term B Facility represented by (i) on or prior to the Closing Date, such Dollar Term B Lender’s Dollar Term B Commitment at such time and (ii) thereafter, the aggregate principal amount of such Dollar Term B Lender’s Dollar Term B Loans at such time, (b) in respect of the Dollar Term B II Facility, with respect to any Dollar Term B II Lender at any time, the percentage (carried out to the ninth decimal place) of the Dollar Term B II Facility represented by (i) on or prior to the Closing Date, such Dollar Term B II Lender’s Dollar Term B II Commitment at such time and (ii) thereafter, the aggregate principal amount of such Dollar Term B II Lender’s Dollar Term B II Loans at such time, (c) in respect of the Euro Term Facility, with respect to any Euro Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Euro Term Facility represented by (i) on or prior to the Closing Date, such Euro Term Lender’s Euro Term Commitment at such time and (ii) thereafter, the aggregate principal amount of such Euro Term Lender’s Euro Term Loans at such time and (d) in respect of the LC Facility, with respect to any LC Lender at any time, the percentage (carried out to the ninth decimal place) of the LC Facility represented by (i) on or prior to the Closing Date, such LC Lender’s LC Commitment at such time and (ii) thereafter, such LC Lender’s LC Deposit at such time (and if the LC Deposits have been returned to the LC Lenders or applied to reimburse LC Disbursements, the Applicable Percentage in respect of the LC Facility shall be determined based upon the LC Deposits most recently in effect, giving effect to any assignments). The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in the case of Dollar Term Loans, (i) 4.00% per annum with respect to Eurodollar Rate Loans and (ii) 3.00% per annum with respect to Base Rate Loans and (b) in the case of Euro Term Loans, 4.50% per annum.

“Approved Electronic Communications” means any notice, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Lenders and the LC Issuers by means of electronic communications pursuant to Section 10.02(b).

“Arrangers” means GSCP and Banc of America Securities LLC, in their capacities as joint lead arrangers and joint bookrunners for the Facilities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required under Section 10.06(d)), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 10.06(c).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of the remaining lease thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person as of such date.

“Average Dollar Equivalent” means, as of any date of determination in relation to any Indebtedness outstanding on such date denominated in a currency other than Dollars, the amount of Dollars that could be purchased with an amount of such currency equal to the amount of such Indebtedness using the average of the foreign exchange spot rates of JPMorgan Chase Bank, N.A., or another commercial bank reasonably satisfactory to the Administrative Agent, on the last Business Day of each of the 12 calendar months preceding such date.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective day of such change in the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Dollar Term B Borrowing, a Dollar Term B II Borrowing or a Euro Term Borrowing, as the context may require.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which commercial banks in New York are authorized to close under the Laws of New York or are in fact closed in the state where the Administrative Agent’s Office is located, (b) if such day relates to a Eurocurrency Rate Loan, a day on which banks are not open for general business in London and (c) if such day relates to a Eurocurrency Rate Loan denominated other than in Euro, a day on which banks are not open for general business in the principal financial center of the country of that currency or, if such day relates to a Eurocurrency Rate Loan denominated in Euros, any day that is not a TARGET Day.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made with Net Cash Proceeds of Dispositions that are reinvested as provided in Section 2.04(b)(ii) or in connection with the replacement, substitution, restoration or trade-in of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with a credit by the seller of such assets for assets being contemporaneously traded in.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked deposit account of the Borrower at a commercial bank that is in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent and in which the Administrative Agent has a perfected security interest, all in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, an OECD Member, any member of the European Economic Union or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America, such OECD Member or such member of the European Economic Union is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (each such bank, an “Acceptable Bank”) (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (C) is a member of the applicable central bank of any OECD Member or any member of the European Economic Union, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $250,000,000 (or the equivalent in the applicable currency), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America or the District of Columbia, any member state of the European Economic Union or any OECD Member or any Acceptable Bank and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or Fitch or at least “A-1” (or the then equivalent grade) by S&P, or guaranteed by any industrial company with long-term unsecured debt rating (at the time of investment) of at least Aa by Moody’s or Fitch or at least AA by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase agreements with any Lender or any primary dealer maturing within 365 days from the date of investment that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy — Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985;

(f) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalents);

(g) any other debt security approved by the Required Lenders; and

(h) any investment made by a Foreign Subsidiary in its jurisdiction of organization that is of character, credit quality and maturity similar to one of the investments described in clauses (a) through (f) above.

“Casualty Event” means any casualty or other insured damage to, or any taking under any power of eminent domain or condemnation or similar proceeding of, any assets of the Borrower or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than THLee or any group of which THLee is a member becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or

(c) the occurrence of a “Change of Control” (or a similar event, however denominated) under, and as defined in, any Indenture or any agreement, instrument or document governing or evidencing any Material Indebtedness of the Borrower that refinanced Indebtedness under any Indenture (in each case, after giving effect to any applicable grace period).

“Class” refers (a) when used in reference to any Loan or Borrowing, to whether such Loan, or the Loans comprising such Borrowing, are Dollar Term B Loans, Dollar Term B II Loans or Euro Term Loans, (b) when used in reference to any Commitment, to whether such Commitment is a Dollar Term B Commitment, a Dollar Term B II Commitment, a Euro Term Commitment or an LC Commitment and (c) when used in reference to any Lender, to whether such Lender is a Dollar Term B Lender, a Dollar Term B II Lender, a Euro Term Lender or an LC Lender.

“Closing Date” means the first date on which all of the conditions precedent set forth in Article IV are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral”, “Mortgaged Property” and terms of similar import referred to in the Collateral Documents and intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means GSCP, in its capacity as the collateral agent under the Guarantee and Collateral Agreement and the other Collateral Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages, the Foreign Pledge Agreements, the deposit account or securities account control agreements required to be entered into by this Agreement or the Guarantee and Collateral Agreement and each other document or agreement that creates or purports to create a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Commitment” means a Dollar Term B Commitment, a Dollar Term B II Commitment, a Euro Term Commitment or an LC Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Dollar Term Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, delivered by the Borrower pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in accordance with GAAP, excluding the current portion of long-term debt.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of: (i) Consolidated Interest Expense for such period, (ii) the provision for Taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) severance costs for such period, (v) Restructuring Charges and cash extraordinary or cash non-recurring losses or charges incurred by the Borrower and the Subsidiaries for such period, provided that such Restructuring Charges and such cash extraordinary and cash non-recurring losses and charges shall not exceed, in the aggregate since the Closing Date, an amount (such amount being referred to as the “Permitted Basket Amount”) equal to (A) $50,000,000 minus (B) the aggregate amount of cash payments not deducted as set forth in clause (b)(ii) below in reliance on the proviso set forth at the end of such clause, (vi) non-cash extraordinary or non-cash non-recurring losses or charges for such period (and excluding any such non-cash losses and charges in respect of an item that was included in Consolidated Net Income in a prior period) and (vii) fees, costs and expenses incurred by the Borrower and its Subsidiaries during the fiscal year ended September 30, 2007 in connection with the Exchange Offer and the other Transactions in an aggregate amount not to exceed $50,000,000 and minus (b) the sum of (i) without duplication and to the extent included in calculating such Consolidated Net Income, extraordinary or non-recurring gains for such period and (ii) all cash payments made during such period on account of non-cash losses and charges (other than any Restructuring Charges) that were added to Consolidated EBITDA pursuant to clause (a)(vi) above in a prior period, provided that no cash payment shall be required to be deducted pursuant to this clause (b)(ii) to the extent such payment does not exceed the Permitted Basket Amount as in effect at the end of the period during which such payment was made (such Permitted Basket Amount to be determined, for purposes of this calculation, without giving effect to such payment); provided that (A) in the event the Borrower or its Subsidiaries shall have consummated an Acquisition, the Consolidated EBITDA for any period during which such Acquisition shall have been consummated shall be calculated on a pro forma basis (based on the historical financial statements of the Person acquired or the assets of which were acquired) to give effect to such Acquisition (including any resulting increase or reduction in Indebtedness) as if such Acquisition had occurred on the first day of such period and (B) in the event the Borrower or its Subsidiaries shall have consummated a Specified Disposition, the Consolidated EBITDA for any period during which such Specified Disposition shall have been consummated shall be calculated on a pro forma basis (based on the historical financial statements of the Borrower and its Subsidiaries) to give effect to such Specified Disposition (including any resulting increase or reduction in Indebtedness) as if such Specified Disposition had occurred on the first day of such period, in each case as reasonably determined by the Borrower. The Compliance Certificate delivered for any period for which any adjustments to the Consolidated EBITDA set forth in clause (A) or (B) above shall have been made shall include a computation of such adjustments in reasonable detail.

“Consolidated Interest Expense” means, for any period, the interest expense for the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP. In the event the Borrower or any Subsidiary shall have consummated an Acquisition or a Specified Disposition, the Consolidated Interest Expense for any period during which such Acquisition or Specified Disposition shall have been consummated shall be calculated on a pro forma basis to give effect to all increases or decreases in Indebtedness directly related to such Acquisition or such Specified Disposition as if such Acquisition or such Specified Disposition had occurred on the first day of such period, in each case as reasonably determined by the Borrower. The Compliance Certificate delivered for any period for which any adjustments to the Consolidated Interest Expense set forth in the preceding sentence shall have been made shall include a computation of such adjustments in reasonable detail.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period, provided that there shall be excluded (a) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary from such income is not at the time permitted by the terms of its charter or by-laws or any judgment, decree, order or other Law, or any agreement, indenture or other instrument that is binding on such Subsidiary (other than any agreement, indenture or other instrument the breach of which could not reasonably be expected to result in a Material Adverse Effect), (b) the net income of any Person (other than the Borrower) in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares, or any Person holding shares due to native ownership requirements, in accordance with applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or a Wholly-Owned Subsidiary during such period and (c) any after-tax gains or losses attributable to any Specified Disposition or returned surplus assets of any Pension Plan.

“Consolidated Secured Indebtedness” means, as of any date of determination, (a) the aggregate outstanding amount on such date of Indebtedness (other than Indebtedness referred to in clause (f) of the definition of such term) of the Borrower and its Subsidiaries on a consolidated basis that (i) is secured by Liens on assets of the Borrower or any of its Subsidiaries or (ii) represents Attributable Indebtedness (other than Synthetic Debt), minus (or, if negative, plus) (b) the amount (which may be negative) by which the Equivalent in Dollars of any such Indebtedness denominated in a foreign currency exceeds the Average Dollar Equivalent of such Indebtedness, minus (c) the lesser of (i) the aggregate amount of unrestricted cash and Cash Equivalents owned by the Borrower and its Subsidiaries on such date and (ii) $25,000,000.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Loan Documents.

“Control” means the possession, directly or indirectly, of the power (a) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, or (b) to vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the board of directors or equivalent governing body of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means the making of a Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than LC Lender Fees, an interest rate per annum equal to (i) the Base Rate, plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate per annum equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum; and (b) when used with respect to LC Lender Fees, the aggregate rate per annum at which LC Lender Fees shall otherwise accrue hereunder plus 2.0% per annum.

“Deposit Agent” means Wachovia Bank, National Association, in its capacity as the deposit agent for the LC Facility under this Agreement, or any successor deposit agent.

“Disposition” or “Dispose” means, with respect to any Person, the sale, transfer, or other disposition of any assets by such Person, including any sale and leaseback transaction (but excluding other license or lease arrangements entered into in the ordinary course of business or that are customarily entered into by the companies in the same or similar line of business).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Term B Borrowing” means a borrowing consisting of simultaneous Dollar Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Dollar Term B Lenders pursuant to Section 2.01(a).

“Dollar Term B Commitment” means, as to each Lender, its obligation, if any, to make Dollar Term B Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ Dollar Term B Commitments is $1,000,000,000.

“Dollar Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Dollar Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Dollar Term B Loans of all Dollar Term B Lenders outstanding at such time.

“Dollar Term B Lender” means any Lender that has a Dollar Term B Commitment or holds a Dollar Term B Loan.

“Dollar Term B Loan” means an advance made by any Dollar Term B Lender under the Dollar Term B Facility.

“Dollar Term B II Borrowing” means a borrowing consisting of simultaneous Dollar Term B II Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Dollar Term B II Lenders pursuant to Section 2.01(a).

“Dollar Term B II Commitment” means, as to each Lender, its obligation, if any, to make Dollar Term B II Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Term B II Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ Dollar Term B II Commitments is $200,000,000.

“Dollar Term B II Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Dollar Term B II Commitments at such time and (b) thereafter, the aggregate principal amount of the Dollar Term B II Loans of all Dollar Term B II Lenders outstanding at such time.

“Dollar Term B II Lender” means any Lender that has a Dollar Term B II Commitment or holds a Dollar Term B II Loan.

“Dollar Term B II Loan” means an advance made by any Dollar Term B II Lender under the Dollar Term B II Facility.

“Dollar Term Facility” means a Dollar Term B Facility or a Dollar Term B II Facility, as the context may require.

“Dollar Term Lender” means a Dollar Term B Lender or a Dollar Term B II Lender, as the context may require.

“Dollar Term Loan” means a Dollar Term B Loan or a Dollar Term B II Loan, as the context may require.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dormant Subsidiaries” means any Subsidiary so designated by the Borrower in a certificate to the Administrative Agent as to the matters below, so long as, in the case of each Subsidiary so designated, (a) such Subsidiary, taken together with all other Subsidiaries so designated, does not have consolidated assets with a fair market value in the aggregate in excess of 2.5% of the Total Assets and (b) such Subsidiary transacts no business and has no operations other than activities required to maintain its existence; provided that no Subsidiary may be a Dormant Subsidiary if the Borrower or any of its other Subsidiaries provides any credit support thereto or is liable in any respect for the liabilities thereof greater in the aggregate than such Subsidiary’s fair market value.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, codes, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or natural resources, or the presence, management or release into the environment of any pollutants, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, or to health and safety matters.

“Environmental Liabilities” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, directives, fines, penalties, demands, investigations, notices, notices of violation, fees, expenses and costs (including administrative oversight costs, natural resource damages and the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, manufacture, possession, presence, processing, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the environment.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance by the Borrower or any of its Subsidiaries of any Equity Interests, or the receipt by the Borrower or any of its Subsidiaries of any capital contribution, other than (a) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or any of its Subsidiaries, (b) any such issuance of Equity Interests of the Borrower to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business pursuant to compensation or incentive plans of the Borrower or (c) any such issuance of Equity Interests as directors’ qualifying shares.

“Equivalent” in Dollars of any foreign currency on any date means the equivalent in Dollars of such foreign currency determined by using the prevailing foreign exchange spot rate of JPMorgan Chase Bank, N.A., or another commercial bank reasonably acceptable to the Administrative Agent, and the “Equivalent” in any foreign currency of Dollars on any date means the equivalent in such foreign currency of Dollars determined by using the prevailing foreign exchange spot rate of JPMorgan Chase Bank, N.A., or such other commercial bank, for such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, or notification that a Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 403(i)(4)(A) of the Code); (h) the application for a minimum funding waiver with respect to a Pension Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of its Subsidiaries or (k) any other event similar to those described under (a) - (j) with respect to any Foreign Plan.

“Euro” and “€” means the single currency of the participating members of the European Union.

“Euro Term Borrowing” means a borrowing consisting of simultaneous Euro Term Loans having the same Interest Period made by the Euro Term Lenders pursuant to Section 2.01(c).

“Euro Term Commitment” means, as to each Lender, its obligation, if any, to make Euro Term Loans to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Euro Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ Euro Term Commitments is the Equivalent in Euros as of the Closing Date of $350,000,000 (€262,000,000).

“Euro Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Euro Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Euro Term Loans of all Euro Term Lenders outstanding at such time.

“Euro Term Lender” means any Lender that has a Euro Term Commitment or holds a Euro Term Loan.

“Euro Term Loan” means an advance made by any Euro Term Lender under the Euro Term Facility.

“Eurocurrency Rate” means, for any Interest Period, with respect to a Eurocurrency Rate Loan, the rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent as follows:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 - Eurocurrency Reserve Percentage

“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or in Euros, as applicable (in each case, for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or in Euros, as applicable, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by the London Branch of JPMorgan Chase Bank, N.A. to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Rate Loan” means any Eurocurrency Rate Loan denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, the remainder of

(a) the sum, without duplication, of

(i) Consolidated EBITDA for such period

plus

(ii) to the extent deducted or not added in calculating Consolidated EBITDA, the aggregate amount of all extraordinary or non-recurring cash gains recognized by the Borrower and its Subsidiaries for such period, plus

(iii) the Consolidated Working Capital Adjustment for such period (if a positive number),

less

(b) the sum, without duplication, of

(i) cash from operations used by the Borrower and its Subsidiaries during such period to make repayments of the outstanding principal amount of the Loans pursuant to Section 2.06, scheduled principal repayments of any other long-term Indebtedness of the Borrower and its Subsidiaries and the portion of any scheduled payments with respect to Capital Leases allocable to principal, provided, in each case, that such Indebtedness is permanently reduced as a result thereof, plus

(ii) cash from operations used by the Borrower and its Subsidiaries during such period to make voluntary prepayments of the outstanding principal amount of the Loans pursuant to Section 2.04(a), voluntary principal prepayments of any other long-term Indebtedness of the Borrower and its Subsidiaries and the portion of any voluntary prepayments with respect to Capital Leases allocable to principal, provided, in each case, that such Indebtedness is permanently reduced as a result thereof, plus

(iii) cash from operations used by the Borrower and its Subsidiaries during such period to make Capital Expenditures,

plus

(iv) all Taxes paid by the Borrower and its Subsidiaries during such period,

plus

(v) the cash component of Consolidated Interest Expense of the Borrower and its Subsidiaries for such period,

plus

(vi) cash from operations used by the Borrower and its Subsidiaries during such period to pay Restricted Payments permitted under Section 7.06(d) or (e),

plus

(vii) to the extent added or not deducted in calculating Consolidated EBITDA, extraordinary and non-recurring cash charges (including cash Restructuring Charges) for such period,

plus

(viii) cash expenses or charges incurred by the Borrower and its Subsidiaries during such period in connection with or in contemplation of any Investment permitted under Section 7.03, issuance of Equity Interests permitted hereunder and issuance or incurrence of Indebtedness permitted under Section 7.02, whether or not consummated, plus

(ix) to the extent added or not deducted in calculating Consolidated EBITDA, cash costs, fees and expenses (including any applicable premium) incurred by the Borrower and its Subsidiaries during such period in connection with the Transactions or exchanges, redemptions or refinancings of any Indebtedness that are permitted by this Agreement, plus

(x) cash from operations used by the Borrower and its Subsidiaries during such period to consummate a Permitted Acquisition,

plus

(xi) the Consolidated Working Capital Adjustment for such period (if a negative number), represented by the absolute amount thereof,

plus

(xii) cash from operations used by the Borrower and its Subsidiaries to make payments in satisfaction of non-current liabilities, other than Indebtedness, during such period.

“Exchange Offer” means the exchange offer and the related solicitation of consents to certain amendments and waivers consummated pursuant to the Exchange Offer Circular.

“Exchange Offer Circular” means the Offering Circular and Consent Solicitation Statement of the Borrower dated March 16, 2007.

“Excluded Taxes” means, with respect to any Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or in which it otherwise does business or, in the case of any Lender, in which its applicable Lending Office is located or in which it otherwise does business, (b) any branch profits taxes imposed by the United States, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.12), any United States withholding tax with respect to the Borrower that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 3.01(a) and (d) in the case of a Lender that is not a Foreign Lender, other than an assignee pursuant to a request by the Borrower under Section 10.12, any Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of February 7, 2005, among the Borrower, certain Subsidiaries of the Borrower party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, as heretofore amended.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 2.03.

“Facility” means the Dollar Term B Facility, the Dollar Term B II Facility, the Euro Term Facility or the LC Facility, as the context may require.

“Facilities Reduction Amount” means, as of any date of determination, the amount by which (a) the sum of (i) the aggregate principal amount of Loans and the aggregate amount of LC Deposits, in each case, made on the Closing Date exceeds (b) the sum of (i) the aggregate principal amount of Loans and the aggregate amount of LC Exposure and unused LC Commitments outstanding on such date plus (ii) the aggregate principal amount of Loans prepaid on or prior to such date pursuant to Section 2.04(b)(ii), 2.04(b)(iii), 2.04(b)(iv) or 2.04(b)(viii).

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Fee Letter dated March 11, 2007, between the Borrower and the Arrangers, (b) the Fee Letter dated March 30, 2007, between the Borrower and the Administrative Agent and (c) the Fee Letter dated March 30, 2007, between the Borrower and the Deposit Agent.

“Fitch” means Fitch Ratings and any successor thereto.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“Foreign Plan” has the meaning specified in Section 5.12(c).

“Foreign Pledge Agreement” means a pledge or similar agreement with respect to the Equity Interests of a Foreign Subsidiary that is governed by the Law of a jurisdiction other than the United States, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit D hereto.

“Guarantee and Collateral Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Subsidiary directly owned by any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (except that the Loan Parties shall not be required to pledge any Equity Interests of any Dormant Subsidiary or more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements and documents required by Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee, as the case may be, of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) with respect to the pledge of Equity Interests in any Foreign Subsidiary required to be pledged under clause (b) above, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party, of such Foreign Pledge Agreements that the Collateral Agent reasonably requests and determines, based on the advice of counsel, to be required or advisable in order to create or perfect its security interest therein;

(g) with respect to each deposit account maintained by any Loan Party (other than any such account the average daily balance in which does not exceed at any time $1,000,000 for any such account or $5,000,000 for all such accounts) and each securities account maintained by any Loan Party (other than any such account the fair value of the securities or other investment property held in which does not exceed at any time $1,000,000 for any such account or $5,000,000 for all such accounts), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable depositary, securities intermediary or other financial institution, of a deposit account or securities account control agreement that the Collateral Agent determines to be required or advisable in order to perfect its security interest therein; provided that the foregoing shall not require delivery of any such agreement with respect to (i) accounts maintained outside the United States or (ii) deposit accounts with respect to which such a control agreement is prohibited under applicable Law or under agreements establishing such accounts (provided that such prohibitions in such agreements were not entered into in contemplation of the requirements set forth in this paragraph); and

(h) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, in each case, other than any such consents and approvals that could not reasonably be expected to be material to the interests of the Lenders under the Loan Documents.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys or control agreements with respect to, particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys or control agreements in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the delivery of consents and approvals and the perfection of security interests in, or the obtaining of title insurance or surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that such delivery or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Hazardous Materials” means all radioactive substances, radioactive wastes, hazardous or toxic substances, hazardous or toxic wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, hazardous materials and all other substances or wastes of any nature prohibited, limited or regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person, without duplication, all of the following, each to the extent treated as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with a Permitted Acquisition or a Disposition, but only to the extent no payment is then owed pursuant to such purchase price adjustment, earnout or deferred payment obligation);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) in an amount up to the lesser of the amount of indebtedness so secured and the fair market value of the property securing such indebtedness, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Attributable Indebtedness;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any cash payment (other than, in each case, at the sole option of such Person or pursuant to exercise by any holder of common stock of such Person, or of options with respect to such common stock, of a right under any equity incentive plan of such Person to require a repurchase thereof in connection with any Taxes payable by such holder as a result of vesting, or lapse of restrictions on transfer, of such common stock or options, to the extent the payment made in any such repurchase does not exceed the amount of Taxes so payable) in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and expenses of consultants and fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Laws (including Securities Laws, commercial Laws and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ and the LC Issuers’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guarantee of the Obligations)), (b) the commitment letter (and the Fee Letters) delivered by any Agent or any Arranger to the Borrower with respect to the transactions contemplated by this Agreement or (c) any Environmental Liability or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means Taxes arising from any payment hereunder or under any other Loan Document, other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indentures” means, collectively, the 2013 New Indenture, the 2013 Original Indenture, as supplemented by the 2013 Supplemental Indenture, and the 2015 Indenture.

“Information Memorandum” means the Information Memorandum dated March 2007, used by the Arrangers in connection with the syndication of the Facilities.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Term Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Term Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or, to the extent agreed to by all applicable Lenders, nine or twelve months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless (i) such Business Day falls in another calendar month or (ii) such Business Day falls more than 365 days after the commencement of such Interest Period (or if such Interest Period includes February 29, 366 days), in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Term Maturity Date.

“Internal Control Event” means a material fraud that involves management employees who have a significant role in the internal controls over financial reporting of the Borrower, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRB Debt” means Indebtedness of the Borrower arising as a result of the issuance of tax-exempt industrial revenue bonds or similar tax-exempt public financing.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances and codes, and all applicable administrative orders and agreements with, any Governmental Authority, in each case having the force of law.

“LC Availability Period” means the period from and including the Closing Date to but excluding the earlier of the LC Maturity Date and the date of termination of the LC Commitments.

“LC Commitment” means, as to each Lender, its obligation, if any, to acquire participations in Letters of Credit pursuant to Section 2.03 not to exceed the amount, expressed as an amount representing the maximum aggregate permitted amount of such LC Lender’s LC Exposure hereunder, set forth opposite such Lender’s name on Schedule 2.01 under the caption “LC Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ LC Commitments is $50,000,000.

“LC Deposit” means, as to each LC Lender at any time, the amount actually on deposit in the LC Deposit Account to the credit of such Lender’s Sub-Account at such time. The initial amount of each LC Lender’s LC Deposit is set forth opposite such Lender’s name on Schedule 2.01 under the caption “LC Deposit” or opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable. The initial aggregate amount of the Lenders’ LC Deposits is $50,000,000.

“LC Deposit Account” has the meaning specified in Section 2.03(m).

“LC Deposit Return” has the meaning specified in Section 2.03(p).

“LC Disbursement” means any payment made by an LC Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any LC Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the LC Commitments of all LC Lenders at such time and (b) thereafter, the aggregate amount of the LC Deposits of all LC Lenders outstanding at such time.

“LC Issuer” means (a) Bank of America, N.A. and (b) each Lender or other financial institution designated as an LC Issuer pursuant to Section 2.03(j), in each case in its capacity as an issuer of Letters of Credit hereunder. Each LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Lender” means any Lender that has an LC Deposit or an LC Exposure.

“LC Lender Fees” means the fees payable by the Borrower to the LC Lenders as set forth in Section 2.03(p) and the participation fees payable by the Borrower to the LC Lenders as set forth in Section 2.08(a).

“LC Maturity Date” means the sixth anniversary of the Closing Date.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Term Lender, the office or offices of such Term Lender described as such in such Term Lender’s Administrative Questionnaire, or such other office or offices as a Term Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued and outstanding hereunder, including the Existing Letters of Credit. All Letters of Credit shall be denominated in Dollars.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind (including (a) any conditional sale or other title retention agreement, (b) any easement, right of way or other encumbrance on title to real property (c) any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit in the form of a loan by a Lender to the Borrower under Article II, and may be a Dollar Term B Loan, a Dollar Term B II Loan or a Euro Term Loan.

“Loan Documents” means, collectively, this Agreement, the Guarantee and Collateral Agreement, the Mortgages and the other Collateral Documents.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Loan Parties.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) a material impairment of the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or of the rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries having an aggregate principal amount, including undrawn committed or available amounts, of at least the Threshold Amount.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document creating or purporting to create a Lien on any Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means (a) each parcel of real property and the improvements thereto owned by a Loan Party that (i) constitutes a “mortgaged property” under the Existing Credit Agreement and with respect to which a Mortgage is requested by the Collateral Agent or (ii) has an estimated fair market value of $5,000,000 or more and (b) each leasehold interest in real property held by a Loan Party to the extent such leasehold interest is material to the business or operations of the Borrower and its Subsidiaries and could not readily be replaced on terms not materially less favorable to the lessee.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (x) that is secured by the Disposed asset or (y) in the case of any Disposition by a Foreign Subsidiary, that is owed by such Foreign Subsidiary and, in each case under clause (x) or (y), that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), together with any interest, premium or penalties required to be paid in connection therewith, (B) the direct costs and expenses (including sales commissions and legal, accounting and investment banking fees but excluding costs and expenses owed to any Affiliate of the Borrower (other than THLee)) incurred by the Borrower or such Subsidiary in connection with such transaction, (C) Taxes reasonably estimated to be actually payable within one year of the date of such transaction (or receipt of a deferred payment, as applicable) as a result of any gain recognized in connection therewith, (D) any reserve for adjustment in respect of (x) sale price of the Disposed assets established in accordance with GAAP and (y) any liabilities associated with such asset and retained by the Borrower or any of its Subsidiaries after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnifications obligations associated with such transaction and (E) at any time when the Permitted ABL Facility shall be in existence and the commitments thereunder shall be in effect, the aggregate amount by which the “borrowing base” thereunder shall be reduced as a result of such transaction;

(b) with respect to any Casualty Event, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such event, including insurance proceeds (other than proceeds of any business interruption insurance) over (ii) the sum of (A) the principal amount of Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such event (other than Indebtedness under the Loan Documents), together with any interest, premium or penalties required to be paid in connection therewith, and (B) Taxes reasonably estimated to be actually payable within one year of the date of such event as a result of any gain recognized in connection therewith; and

(c) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries or any Equity Issuance, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the sales and underwriting discounts, fees and commissions and other direct costs and expenses (including legal, accounting and investment banker fees) incurred by the Borrower or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Nonpublic Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated under the Securities Laws.

“NPL” means the National Priorities List under CERCLA.

“Obligations” has the meaning specified in the Guarantee and Collateral Agreement.

“OECD” means the Organization for Economic Cooperation and Development.

“OECD Member” means a country that signed or ratified the Convention on the Organization for Economic Cooperation and Development and is thus a member of OECD.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, with respect to any sum denominated in a foreign currency, the rate of interest per annum determined by the Administrative Agent as the rate of interest at which deposits in such foreign currency, in the approximate amount of such sum and having a term of one Business Day, would be offered to major banks in the London interbank market at their request at approximately 1:00 p.m., London time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate, to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or to which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” means a certificate in the form attached to the Guarantee and Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted ABL Facility” has the meaning specified in Section 7.02(m).

“Permitted Acquisition” means an Investment that is consummated in compliance with the requirements of Section 7.03(h).

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.04.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Qualified Foreign Credit Facility” means a term loan, revolving credit or overdraft facility provided by a Lender, an Arranger, an Affiliate of any of the foregoing or any other financial institution to any Foreign Subsidiary, which facility (a) is permitted under Section 7.02 and (b) is designated as a “Qualified Foreign Credit Facility” in a written notice by the Borrower to the Administrative Agent, provided that the aggregate principal amount of all such Qualified Foreign Credit Facilities in effect at any time shall not exceed $25,000,000.

“Register” has the meaning specified in Section 10.06(b).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower, within the meaning of the Securities Laws.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Dollar Term B Lenders” means, as of any date of determination, Dollar Term B Lenders holding more than 50% of the aggregate principal amount of the Dollar Term B Loans outstanding on such date.

“Required Dollar Term B II Lenders” means, as of any date of determination, Dollar Term B II Lenders holding more than 50% of the aggregate principal amount of the Dollar Term B II Loans outstanding on such date.

“Required Euro Term Lenders” means, as of any date of determination, Euro Term Lenders holding more than 50% of the aggregate principal amount of Euro Term Loans outstanding on such date.

“Required LC Lenders” means, as of any date of determination, LC Lenders holding LC Exposures and unused LC Commitments representing more than 50% of the sum of (a) the aggregate LC Exposure outstanding on such date and (b) the aggregate unused LC Commitments in effect on such date.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Loans outstanding on such date, (b) the aggregate LC Exposure outstanding on such date and (c) the aggregate unused Commitments in effect on such date.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the aggregate principal amount of the Loans outstanding on such date.

“Responsible Officer” means, in the case of the Borrower or any other Loan Party, the chairman or vice chairman, chief executive officer, president, chief financial officer, general counsel, secretary, treasurer or assistant treasurer (or such other officer as may be reasonably acceptable to the Administrative Agent) of the Borrower or such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restructuring Charges” means all cash and noncash charges related to the integration of an acquisition or non-recurring charges related to a non-recurring restructuring of operations of the Borrower and its Subsidiaries appearing on the consolidated statement of operations of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning specified in the Guarantee and Collateral Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters of the Borrower ended on or most recently prior to such date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Disposition referred to in Section 7.05(g) or 7.05(h).

“Sub-Account” has the meaning specified in Section 2.03(s).

“Subordinated Notes” means the 2013 New Notes, the 2013 Original Notes and the 2015 Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person (including, for the avoidance of doubt, a company, corporation or partnership which is a “dependent enterprise” (abhängiges Unternehmen) of such Person within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz), or which is a “subsidiary” (Tochterunternehmen) within the meaning of Section 290 of the German Commercial Code (Handelsgesetzbuch) of such Person, or where such Person has the power to direct the management and the policies of such entity whether through the ownership of share capital, contract or otherwise). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means any Subsidiary of the Borrower that is not a Foreign Subsidiary or a Dormant Subsidiary and that is a party to the Guarantee and Collateral Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means GSCP, in its capacity as the syndication agent for the Facilities.

“Synthetic Debt” means, with respect to any Person, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of Indebtedness or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facilities” means, collectively, the Dollar Term B Facility, the Dollar Term B II Facility and the Euro Term Facility.

“Term Lender” means a Dollar Term B Lender, a Dollar Term B II Lender or a Euro Term Lender.

“Term Maturity Date” means the sixth anniversary of the Closing Date.

“THLee” means Thomas H. Lee Partners, L.P. and its Affiliates.

“Threshold Amount” means $15,000,000.

“Total Assets” means, as of any day, the total consolidated assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet delivered pursuant to Section 6.01.

“Transactions” means, collectively, (a) the Exchange Offer, (b) the execution, delivery and performance of the 2013 Supplemental Indenture and the issuance of the 2013 New Notes, (c) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof, the obtaining of the Letters of Credit and the creation and perfection of Liens granted under the Collateral Documents and (d) the prepayment of loans, and termination of commitments, under the Existing Credit Agreement.

“Type” means, with respect to a Dollar Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wachovia” means Wachovia Bank, National Association.

“Wholly-Owned Subsidiary” means any Person in which, other than director’s qualifying shares or similar shares owned by other Persons due to native ownership requirements, 100% of the capital stock or other equity interests of each class is owned beneficially and of record by the Borrower or by one or more other wholly-owned Subsidiaries of the Borrower; provided, however, that, as such defined term is used in the definition of the term Consolidated Net Income, the foregoing percentage shall be deemed to be replaced with 80%.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis in a manner consistent with that used in preparing the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2006, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06. Currency Equivalents Generally. Unless otherwise set forth herein, any amount specified in this Agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total.

Section 1.07. Designation as Senior Debt. The Loans and other Obligations hereunder are hereby designated as “Senior Debt” and as “Designated Senior Debt” under, and for purposes of, each of the Indentures, and are further given all such other designations (including designations as “senior debt” and “designated senior debt”) as shall be required under the terms of any other subordinated Indebtedness of the Company or any of the Subsidiary Loan Parties in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior Indebtedness under the terms of such subordinated Indebtedness.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) The Dollar Term B Borrowings. Subject to the terms and conditions set forth herein, each Dollar Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in a principal amount not to exceed such Dollar Term B Lender’s Dollar Term B Commitment. The Dollar Term B Loans shall be made by the Dollar Term B Lenders in accordance with their respective Dollar Term B Commitments and shall be denominated in Dollars. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Dollar Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Dollar Term B II Borrowings. Subject to the terms and conditions set forth herein, each Dollar Term B II Lender severally agrees to make a single loan to the Borrower on the Closing Date in a principal amount not to exceed such Dollar Term B II Lender’s Dollar Term B II Commitment. The Dollar Term B II Loans shall be made by the Dollar Term B II Lenders in accordance with their respective Dollar Term B II Commitments and shall be denominated in Dollars. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Dollar Term B II Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) The Euro Term Borrowings. Subject to the terms and conditions set forth herein, each Euro Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in a principal amount not to exceed such Euro Term Lender’s Euro Term Commitment. The Euro Term Loans shall be made by the Euro Term Lenders in accordance with their respective Euro Term Commitments and shall be denominated in Euros. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Euro Term Loans shall be Eurocurrency Rate Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Dollar Term Borrowing and each Euro Term Borrowing, each conversion of Dollar Term Loans from one Type to the other and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, (ii) 1:00 p.m. three Business Days prior to the requested date of any Borrowing or continuation of Euro Term Loans and (iii) 1:00 p.m. on the requested date of any Borrowing of or conversion to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, each continuation of Eurocurrency Rate Loans in Euros shall be in a principal amount of €500,000 or a whole multiple of €100,000 in excess thereof, and each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; provided, however, that in the event the Borrowing of any Class is not a whole multiple of the multiple thresholds set forth above, then the foregoing multiple thresholds shall not be applicable in circumstances where compliance therewith cannot be accomplished as a result thereof. Each telephonic request and each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Dollar Term B Borrowing, a Dollar Term B II Borrowing or a Euro Term Borrowing, a conversion of Dollar Term Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be, which date shall be a Business Day, (iii) the principal amount and Class of Loans to be borrowed, converted or continued, expressed in the applicable currency, (iv) in the case of Dollar Term Loans, the Type of Loans to be borrowed or to which existing Dollar Term Loans are to be converted and (v) in the case of a Eurocurrency Rate Loan, the duration of the Interest Period with respect thereto. In the case of Dollar Term Loans, if the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation thereof, then the applicable Dollar Term Loans shall be made as, or converted to, Base Rate Loans. In the case of Loans denominated in Euros, such Loans shall always be Eurocurrency Rate Loans, and if the Borrower fails to give a timely notice requesting a continuation thereof, then the applicable Loans shall be continued for an Interest Period of one month. Any such automatic conversion to Base Rate Loans or automatic continuation for an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of its Applicable Percentage under the applicable Facility of the applicable Dollar Term B Loans, Dollar Term B II Loans or Euro Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or automatic continuation of an Interest Period of one month described in Section 2.02(a). Each Lender shall make the amount of each Loan to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Subject to the satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower, in like funds as received by the Administrative Agent, by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower, which instructions shall be reasonably acceptable to the Administrative Agent.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Dollar Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans, and no Euro Term Loans may be requested or continued as Eurocurrency Rate Loans with an Interest Period of longer than one month, in each case, without the consent of the Required Dollar Term B Lenders, Required Dollar Term B II Lenders or Required Euro Term Lenders, as applicable.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e) After giving effect to all Dollar Term Borrowings, all conversions of Dollar Term Loans from one Type to the other and all continuations of Dollar Term Loans as Loans of the same Type, there shall be no more than 10 Interest Periods in effect at any time in respect of the Dollar Term Facility. After giving effect to all Euro Term Borrowings and all continuations of Euro Term Loans, there shall be no more than five Interest Periods in effect at any time in respect of the Euro Term Facility.

Section 2.03. LC Facility; Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any LC Issuer to issue Letters of Credit in Dollars for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, for the account of any of the Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable LC Issuer, at any time and from time to time during the LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the Closing Date. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.08(a) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal and Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to the applicable LC Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of such Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as applicable (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the account party for such Letter of Credit and such other information as shall be necessary to enable the applicable LC Issuer to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable LC Issuer, the Borrower also shall submit a letter of credit application on the applicable LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate LC Exposures will not exceed the aggregate LC Commitments. Each LC Issuer agrees that it will not issue, renew, extend or increase the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such action is then permitted under this Agreement (it being understood that the deemed issuance on the Closing Date of the Existing Letters of Credit pursuant to Section 2.03(a) shall be permitted). The obligation of each LC Issuer to issue, amend, renew or extend any Letter of Credit shall be subject to the satisfaction of the following conditions (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that): (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such issuance, amendment, renewal or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and (B) immediately after giving effect to such issuance, amendment, renewal or extension, no Default shall have occurred and be continuing. Notwithstanding anything to the contrary herein, Bank of America, N.A., shall have no obligation to issue any Letter of Credit (other than the deemed issuance of the Existing Letters of Credit on the Closing Date pursuant to Section 2.03(a)), or to extend, increase, modify or amend any Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the LC Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable LC Issuer pursuant to which the expiration date shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such LC Issuer to prevent any such renewal from occurring by giving notice to the beneficiary by a specified time in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (including the deemed issuance on the Closing Date of the Existing Letters of Credit pursuant to Section 2.03(a)), or an amendment to a Letter of Credit increasing the amount thereof, and without any further action on the part of the applicable LC Issuer or the LC Lenders, such LC Issuer hereby grants to each LC Lender, and each LC Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such LC Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each LC Lender hereby absolutely and unconditionally agrees that if an LC Issuer makes a LC Disbursement that is not reimbursed by the Borrower on the date due as provided in Section 2.03(e), or is required to refund any reimbursement payment in respect of a LC Disbursement to the Borrower for any reason, the applicable LC Issuer shall be reimbursed for such LC Lender’s Applicable Percentage of the amount of such LC Disbursement from such LC Lender’s LC Deposit as set forth in Section 2.03(e). In the event the LC Deposit Account is charged by the Deposit Agent to reimburse the applicable LC Issuer for an unreimbursed LC Disbursement, the Borrower shall pay over to the Administrative Agent in reimbursement of the applicable LC Disbursement an amount equal to the amount so charged, as provided in Section 2.03(e), and such payment shall be remitted by the Administrative Agent to the Deposit Agent for deposit in the LC Deposit Account, and shall be so deposited by the Deposit Agent. Each LC Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Letters of Credit pursuant to this Section 2.03(d) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the return of the LC Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each LC Lender irrevocably authorizes the Administrative Agent and the Deposit Agent to apply amounts of its LC Deposit as provided in this Section 2.03.

(e) Reimbursement. If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to such LC Issuer an amount equal to such LC Disbursement not later than 2:00 p.m. on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make any payment referred to in the preceding sentence with respect to a Letter of Credit, the applicable LC Issuer shall notify the Administrative Agent in accordance with Section 2.03(k), and the Administrative Agent shall in turn notify the Deposit Agent and each LC Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such LC Lender’s Applicable Percentage thereof, and the Deposit Agent shall withdraw from the LC Deposit Account and remit to the Administrative Agent the amount of such LC Disbursement, and, upon receipt thereof, the Administrative Agent shall promptly pay to the applicable LC Issuer each LC Lender’s Applicable Percentage of such LC Disbursement. Such LC Issuer shall promptly notify the Administrative Agent and the Deposit Agent of any amount subsequently received by it from the Borrower in respect of such LC Disbursement, and shall remit to the Administrative Agent any such amount promptly upon receipt thereof. Promptly following receipt by the Administrative Agent of any such remittance or of any payment by the Borrower in respect of such LC Disbursement, the Administrative Agent shall remit such payment to the Deposit Agent for deposit in the LC Deposit Account. The Borrower acknowledges that each payment made pursuant to this Section 2.03(e) in respect of any LC Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment made from the LC Deposit Account, or from funds of the Administrative Agent, pursuant to this Section 2.03(e) to reimburse an LC Issuer for any LC Disbursement shall not constitute a loan and shall not relieve the Borrower (or any other account party in respect of the relevant Letter of Credit) of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.03(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Deposit Agent, the LC Lenders or the LC Issuers, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an LC Issuer; provided that the foregoing shall not be construed to excuse any LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an LC Issuer, such LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable LC Issuer may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the LC Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at a rate per annum (computed in accordance with Section 2.07(a)) equal to the rate then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.03(e), then Section 2.07(b) shall apply. Interest accrued pursuant to this Section 2.03(h) shall be for the account of the applicable LC Issuer, except that interest accrued on and after the date of payment by any LC Lender pursuant to Section 2.03(e) to reimburse such LC Issuer shall be for the account of such LC Lender to the extent of such payment.

(i) Termination of an LC Issuer. Any LC Issuer may cease to be an LC Issuer at any time by written agreement among the Borrower, the Administrative Agent and such LC Issuer. The Administrative Agent shall promptly notify the Deposit Agent and the LC Lenders of any such termination of an LC Issuer. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated LC Issuer pursuant to Section 2.08(a). After the termination of an LC Issuer hereunder, such LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

(j) Additional LC Issuers. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the designated Person, designate one or more additional Lenders or another financial institution to act as an LC Issuer under the terms of this Agreement, and any Lender so designated shall become an LC Issuer hereunder.

(k) LC Issuer Reports. Unless otherwise agreed to by the Administrative Agent, each LC Issuer shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such LC Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), (ii) on each Business Day on which such LC Issuer makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such LC Issuer and outstanding on such Business Day.

(l) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of any Loans has been accelerated, the Required LC Lenders) demanding the deposit of cash collateral pursuant to this Section 2.03(l), the Borrower shall deposit in an account designated by the Administrative Agent, in the name of the Administrative Agent and for the ratable benefit of the LC Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense (provided that such cash collateral shall be invested solely in investments that provide for preservation of capital), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuers for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required LC Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to deposit cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (i) within three Business Days after all Events of Default have been cured or waived and (ii) promptly upon the payment in full of all the Obligations and the reduction of the aggregate LC Exposure to zero.

(m) Establishment of LC Deposit Account. On or prior to the Closing Date, the Deposit Agent shall establish a deposit account (the “LC Deposit Account”) of the Deposit Agent at Wachovia with the title “Goldman Sachs f/b/o Lenders for Spectrum Brands 2007 Credit Agreement LC Deposit Account”. No Person (other than the Deposit Agent) shall have the right to make any withdrawal from the LC Deposit Account or to exercise any other right or power with respect thereto, except as expressly provided in Section 2.03(o) or Section 10.06(e). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the LC Deposits are and will at all times be property of the LC Lenders, and that no amount on deposit at any time in the LC Deposit Account shall be the property of any of the Loan Parties, constitute Collateral under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any of the Loan Parties under the Loan Documents. Each LC Lender agrees that its right, title and interest in and to the LC Deposit Account shall be limited to the right to require amounts in its Sub-Account to be applied as provided in Section 2.03(o) and that it will have no right to require the return of its LC Deposit other than as expressly provided in Section 2.03(o) (each LC Lender hereby acknowledging (i) that its LC Deposit constitutes payment for its participations in Letters of Credit issued or to be issued hereunder, (ii) that its LC Deposit and any investments made therewith shall secure its obligations to the LC Issuers hereunder (each LC Lender hereby granting to the Deposit Agent, for the benefit of the LC Issuers, a security interest in its LC Deposit and agreeing that the Deposit Agent, as holder of the LC Deposits and any investments made therewith, will be acting, inter alia, as collateral agent for the LC Issuers) and (iii) that the LC Issuers will be issuing, amending, renewing and extending Letters of Credit in reliance on the availability of such LC Lender’s LC Deposit to discharge such LC Lender’s obligations in accordance with Section 2.03(e) in connection with any LC Disbursement thereunder). The funding of the LC Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Deposit Agent, the LC Issuers and the LC Lenders with respect to the funding obligations of the LC Lenders under this Agreement, and the LC Deposits do not constitute loans or extensions of credit to any Loan Party. No Loan Party shall have any responsibility or liability to the LC Lenders, the Administrative Agent, the Deposit Agent or any other Person in respect of the establishment, maintenance, administration or misappropriation of the LC Deposit Account (or any Sub-Account) or with respect to the investment of amounts held therein, including pursuant to Section 2.03(p) below. Wachovia hereby waives any right of setoff against the LC Deposits that it may have under applicable Law or otherwise with respect to amounts owed to it by LC Lenders (it being agreed that such waiver shall not reduce the rights of Wachovia, in its capacity as an LC Issuer or otherwise, to apply or require the application of the LC Deposits in accordance with the provisions of this Agreement).

(n) LC Deposits in LC Deposit Account. The following amounts will be deposited in the LC Deposit Account at the following times:

(i) On the Closing Date, each LC Lender shall deposit in the LC Deposit Account an amount in Dollars equal to such LC Lender’s LC Commitment. Thereafter, the LC Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 2.03(e) to reimburse such LC Lender’s Applicable Percentage of LC Disbursements that are not reimbursed by the Borrower.

(ii) On any date prior to the LC Maturity Date on which the Administrative Agent receives any reimbursement payment from the Borrower in respect of an LC Disbursement with respect to which amounts were withdrawn from the LC Deposit Account to reimburse any LC Issuer, or any remittance from any LC Issuer in respect of such LC Disbursement pursuant to Section 2.03(e), subject to clause (iii) below, the Administrative Agent shall remit such amounts to the Deposit Agent for deposit in the LC Deposit Account (and the Deposit Agent shall so deposit such amounts) and shall credit such amounts to the Sub-Accounts of the LC Lenders in accordance with their Applicable Percentages.

(iii) If at any time when any amount is required to be deposited in the LC Deposit Account under clause (ii) above the sum of such amount and the aggregate amount of the LC Deposits at such time would exceed the aggregate LC Commitments, then such excess shall not be remitted to the Deposit Agent or deposited in the LC Deposit Account and the Administrative Agent shall instead pay to each LC Lender its Applicable Percentage of such excess.

(o) Withdrawals From and Closing of LC Deposit Account. Amounts on deposit in the LC Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (iv) below) as follows:

(i) On each date on which an LC Issuer is to be reimbursed by the LC Lenders pursuant to Section 2.03(e) for any LC Disbursement, the Deposit Agent shall withdraw from the LC Deposit Account the amount of such unreimbursed LC Disbursement (as notified to it by the Administrative Agent) and make such amount available to the Administrative Agent in accordance with Section 2.03(e).

(ii) Concurrently with each voluntary reduction of the LC Commitments pursuant to and in accordance with Section 2.05(a), if after giving effect thereto the aggregate LC Deposits would exceed the greater of the aggregate LC Commitments and the aggregate LC Exposure, the Administrative Agent shall inform the Deposit Agent of the amount of such excess, and the Deposit Agent shall withdraw from the LC Deposit Account and remit to the Administrative Agent such amount and, upon receipt thereof, the Administrative Agent shall pay to each LC Lender such LC Lender’s Applicable Percentage of such amount.

(iii) Concurrently with any reduction of the LC Commitments to zero pursuant to and in accordance with Section 2.05(a) or Article VIII, the Administrative Agent shall inform the Deposit Agent thereof and of the amount of the excess at such time of the aggregate amount of the LC Deposits over the LC Exposure, and the Deposit Agent shall withdraw from the LC Deposit Account and remit to the Administrative Agent such amount and, upon receipt thereof, the Administrative Agent shall pay to each LC Lender such LC Lender’s Applicable Percentage of such amount.

(iv) Upon the reduction of each of the aggregate LC Commitments and the aggregate LC Exposure to zero, the Administrative Agent shall inform the Deposit Agent thereof and the Deposit Agent shall withdraw from the LC Deposit Account the entire remaining balance therein and remit to the Administrative Agent such amount (and shall thereupon close the LC Deposit Account) and, upon receipt thereof, the Administrative Agent shall pay to each LC Lender the entire remaining amount of such LC Lender’s LC Deposit.

Each LC Lender irrevocably and unconditionally agrees that its LC Deposit may be applied or withdrawn from time to time as set forth in this Section 2.03(o).

(p) Investment of Amounts in LC Deposit Account. The Deposit Agent shall invest, or cause to be invested, the LC Deposit of each LC Lender so as to earn for the account of such LC Lender a return thereon (the “LC Deposit Return”) for each day at a rate per annum equal to (i) the one month Eurocurrency Rate as determined by the Deposit Agent based on rates for deposits in Dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Deposit Agent) (the “Benchmark Eurocurrency Rate”) minus (ii) 0.15% per annum (based on a 360 day year). The Benchmark Eurocurrency Rate will be reset on the first day of each calendar month to the one month Eurocurrency Rate in effect on the second Business Day immediately prior to such first day. The LC Deposit Return accrued through and including the first day of each calendar month (or, if such first day is not a Business Day, the next Business Day) shall be payable by the Deposit Agent to the Administrative Agent, for distribution among the LC Lenders, on the third Business Day following such first day, commencing on the first such date to occur after the Closing Date, and on the date on which each of the aggregate LC Deposits and the aggregate LC Exposure shall have been reduced to zero, and the Deposit Agent agrees to pay to the Administrative Agent, for distribution among the LC Lenders, the amounts referred to in this sentence. In addition, the Borrower agrees to pay to the Administrative Agent, for the account of each LC Lender, an additional amount (payable in arrears on each date that participation fees are payable to each such LC Lender in accordance with Section 2.08(a)), accruing at the rate of 0.15% per annum (based on a 360 day year), on the daily amount of the LC Deposit of such Lender during the period from and including the date hereof to but excluding the date on which each of the LC Deposits and the LC Exposure have been reduced to zero.

(q) Sufficiency of LC Deposits to Provide for Undrawn/Unreimbursed LC Exposure. Notwithstanding any other provision contained herein, including any provision of this Section 2.03, no Letter of Credit shall be issued or increased as to its stated amount, if after giving effect to such issuance or increase, the aggregate amount of the LC Deposits would be less than the LC Exposure. The Administrative Agent agrees to provide, at the request of any LC Issuer, information to such LC Issuer as to the aggregate amount of the LC Deposits and the LC Exposure.

(r) Satisfaction of LC Lender Funding Obligations. The Borrower and each LC Issuer acknowledges and agrees that notwithstanding any other provision contained herein, the deposit by each LC Lender in the LC Deposit Account on the Closing Date of funds equal to its LC Deposit will fully discharge the obligation of such LC Lender to reimburse such LC Lender’s Applicable Percentage of LC Disbursements that are not reimbursed by the Borrower pursuant to Section 2.03(e), and that no other or further payments shall be required to be made by any LC Lender in respect of any such reimbursement obligations.

(s) Sub-Accounts. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each LC Lender in the LC Deposit Account (the interest of each LC Lender in the LC Deposit Account, as evidenced by such records, being referred to as such LC Lender’s “Sub-Account”), and the amounts evidenced by such records shall be conclusive and binding on each LC Lender, absent manifest error. The Administrative Agent shall establish such additional Sub-Accounts for assignee LC Lenders as shall be required pursuant to Section 10.06(e). On the Assignment Effective Date with respect to any assignment by an LC Lender of all or any portion of its LC Commitment or LC Deposit, the Administrative Agent shall transfer from the Sub-Account of the assignor to the Sub-Account of the assignee the corresponding portion of the LC Deposit credited to the Sub-Account of the assignor (and, if required by Section 10.06(e), close the Sub-Account of the assignor), all in accordance with Section 10.06(e).

(t) Cooperation of Agents. The Deposit Agent shall provide to the Administrative Agent such information with respect to the LC Deposit Account as the Administrative Agent or an LC Issuer may from time to time request. The Administrative Agent shall provide to the Deposit Agent such information regarding the LC Lenders, the Letters of Credit and the LC Issuers as the Deposit Agent may from time to time request.

Section 2.04. Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the proposed date of prepayment and (ii) any such prepayment in part shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and, in the case of Dollar Term Loans, the Type of Loans to be prepaid. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). Any such prepayment notice given by the Borrower shall be in writing and shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind any such notice of prepayment of all of the Loans in full if the notice of such prepayment stated that it was conditioned on the occurrence of a specified event and such event shall not have occurred. Each prepayment of Loans pursuant to this Section 2.04(a) (1) shall be accompanied by all accrued interest thereon, together with, in the case of Eurocurrency Rate Loans, any additional amounts required pursuant to Section 3.05, (2) shall be applied to the Dollar Term B II Facility, for so long as any Dollar Term B II Loans are outstanding, and thereafter, ratably to the remaining Term Facilities and, within each Term Facility, to the remaining scheduled installments of principal due under Section 2.06 at the Borrower’s election, and (3) shall be paid to the Lenders in accordance with their Applicable Percentages in respect of each of the Term Facilities.

(ii) In the event that the Loans made on the Closing Date are prepaid in full, or substantially in full, pursuant to this Section 2.04(a) on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, in addition to the other amounts due at such time pursuant to the terms hereof, a prepayment premium on the amount of the aggregate principal amount of the Loans so prepaid equal to 1.00%.

(b) Mandatory.

(i) Commencing with the fiscal year of the Borrower ending September 30, 2007, within five Business Days after each delivery of financial statements pursuant to Section 6.01(a) and the related Compliance Certificate pursuant to Section 6.02(a) (and in any event within 90 days after the end of each such fiscal year of the Borrower), the Borrower shall prepay an aggregate principal amount of Loans equal to (i) 75% of the Excess Cash Flow for the fiscal year covered by such financial statements if the Senior Secured Leverage Ratio as of the last day of such fiscal year is equal to or greater than 3.00 to 1.00 or (ii) 50% of the Excess Cash Flow for such fiscal year if the Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 3.00 to 1.00.

(ii) If the Borrower or any of its Subsidiaries Disposes of any assets in a Disposition referred to in Section 7.05(g), (h) or (i), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within two Business Days after receipt thereof by the Borrower or such Subsidiary; provided, however, that the Borrower shall not be required to make any such prepayment with respect to any Disposition to the extent the aggregate Net Cash Proceeds received from such Disposition do not exceed $1,000,000; provided further, however, that at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such Disposition), the Borrower may, except in the case of a Disposition referred to in Section 7.05(g), reinvest all or any portion of such Net Cash Proceeds (but not more than $25,000,000 in the aggregate since the Closing Date) in long-term operating assets useful in the business of the Borrower and the Subsidiaries so long as (A) no Event of Default shall have occurred and be continuing, (B) within 270 days following the receipt of such Net Cash Proceeds a definitive agreement for the purchase of such assets with such Net Cash Proceeds shall have been entered into (and the Borrower shall have certified the same in writing to the Administrative Agent) and (C) within 450 days following the receipt of such Net Cash Proceeds such purchase shall have been consummated (and the Borrower shall have certified the same in writing to the Administrative Agent); provided further, however, that (1) any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.04(b) within two Business Days of the termination of the applicable period and (2) (x) any Net Cash Proceeds received from a Disposition of assets (including Equity Interests) that constitute Collateral may only be reinvested in assets that constitute Collateral and (y) any Net Cash Proceeds received from a Disposition of assets that are directly owned by a Subsidiary the Equity Interests of which constitute Collateral may only be reinvested in assets that constitute Collateral or are directly owned by a Subsidiary the Equity Interests of which constitute Collateral.

(iii) Upon the occurrence of any Casualty Event, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within two Business Days after receipt thereof by the Borrower or any of its Subsidiaries; provided, however, that at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date such Net Cash Proceeds are received), the Borrower may apply all or any portion of such Net Cash Proceeds to repair, restore or replace the assets in respect of which such Casualty Event shall have occurred or to acquire other long-term operating assets useful in the business of the Borrower and the Subsidiaries (provided that, in the case of such other long-term operating assets, the amount of such Net Cash Proceeds used to acquire such assets shall not exceed $25,000,000 in the aggregate since the Closing Date), in each case, so long as (A) in the case of any such repair or restoration, such repair or restoration shall have been commenced within 270 days following the receipt of such Net Cash Proceeds and shall thereafter be continued by the Borrower or the applicable Subsidiary in good faith (and the Borrower shall have certified the same in writing to the Administrative Agent upon the commencement thereof and on a quarterly basis thereafter until completion) and (B) in the case of any such acquisition of replacement assets or of other long-term operating assets, (1) within 270 days following the receipt of such Net Cash Proceeds a definitive agreement for the acquisition thereof with such Net Cash Proceeds shall have been entered into, (2) within 450 days following the receipt of such Net Cash Proceeds such acquisition shall have been consummated and (3) any Net Cash Proceeds received from a Casualty Event in respect of assets that constitute Collateral shall have been reinvested only in assets that constitute Collateral (and the Borrower shall have certified all of the foregoing in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested (and not designated for such repair or restoration) shall be applied to the prepayment of the Loans as set forth in this Section 2.04(b) within two Business Days of the termination of the applicable period (or, as applicable, promptly upon ceasing to be designated for such repair or restoration).

(iv) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on the date of receipt thereof by the Borrower or such Subsidiary.

(v) Upon the consummation of any Equity Issuance, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom within two Business Days after receipt thereof by the Borrower or any of its Subsidiaries; provided, however, that no prepayment under this clause (v) shall be required with respect to any such Net Cash Proceeds if at the time of the receipt thereof the Senior Secured Leverage Ratio is less than 3.00 to 1.00.

(vi) Each prepayment of Loans pursuant to this Section 2.04(b) (A) shall be accompanied by accrued interest thereon, together with, in the case of Eurocurrency Rate Loans, any additional amounts required pursuant to Section 3.05, (B) shall be applied ratably to the Term Facilities and, within each Term Facility, to the remaining scheduled installments of principal due under Section 2.06 on a pro rata basis and (C) shall be paid to the Lenders in accordance with their Applicable Percentages in respect of each of the Term Facilities.

(vii) Notwithstanding any of the foregoing provisions of this Section 2.04(b), with respect to any prepayment of Eurocurrency Rate Loans required to be made hereunder the Borrower may, in its sole discretion, in lieu of prepaying such Loans on the date due deposit, no later than such date due, into a Cash Collateral Account an amount in cash equal to the amount of such required prepayment (including any accrued interest). The Administrative Agent is hereby authorized and directed (without any further action by or notice to or from the Borrower or any other Loan Party) to apply the amounts so deposited to the prepayment of such Loans and accrued interest thereon in accordance with this Section 2.04(b) on the last day of the applicable Interest Period (or, if earlier, the date on which an Event of Default shall have occurred and is continuing).

(viii) Notwithstanding any of the other provisions of this Section 2.04(b), (A) if, following the occurrence of any “Asset Sale” (as defined in any of the Indentures) by the Borrower or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any “Net Proceeds” (as defined in such Indenture) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to make an “Asset Sale Offer” (as defined in such Indenture) in connection with such “Asset Sale”, and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” before the applicable Commitment Date or Application Date, as the case may be, or (B) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Proceeds” and thereafter, assuming no further application or commitment of an amount equal to such “Net Proceeds”, the Borrower would otherwise be required to make an “Asset Sale Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent such amount, to be applied to the prepayment of the Loans in the manner set forth in this Section 2.04(b), as shall excuse the Borrower from making any such “Asset Sale Offer”.

Section 2.05. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate or from time to time permanently reduce the LC Commitments; provided that (i) any such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the LC Commitments if, after giving effect thereto and any concurrent reimbursement of LC Disbursements, the aggregate LC Exposure would exceed the aggregate LC Commitments. Any such termination or reduction notice shall be in writing and shall be irrevocable; provided that the Borrower may rescind any such notice of termination of all of the LC Commitments if the notice of such termination stated that it was conditioned on the occurrence of a specified event and such event shall not have occurred. In the event that the LC Commitments are terminated in full or substantially in full pursuant to this Section 2.05(a) on or prior to the first anniversary of the Closing Date, the Borrower shall pay on the date of such termination, to the Administrative Agent for the account of the LC Lenders, in addition to the other amounts due at such time pursuant to the terms hereof, a premium payment equal to 1.00% of the aggregate amount of the LC Commitments so terminated.

(b) Automatic.

(i) Each of the Dollar Term B Commitments, the Dollar Term B II Commitments and the Euro Term Commitments shall automatically terminate on the date of, respectively, the Dollar Term B Borrowing, the Dollar Term B II Borrowing or the Euro Term Borrowing.

(ii) Each of the LC Commitments shall automatically terminate on the LC Maturity Date. The obligation of any LC Issuer to issue, amend, renew or extend any Letter of Credit shall terminate on the LC Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the LC Lenders of any termination or reduction of any LC Commitments under this Section 2.05. Upon any reduction of any of the LC Commitments, the LC Commitment of each LC Lender shall be reduced by such LC Lender’s Applicable Percentage of such reduction amount. All LC Lender Fees accrued on the amount of the LC Commitments so terminated or reduced to, but excluding, the date of any such termination or reduction shall be payable on the effective date of such termination or reduction.

Section 2.06. Repayment of Loans.

(a) Dollar Term B Loans. Subject to adjustment for optional and mandatory prepayments as set forth in Section 2.04, the Borrower shall repay to the Administrative Agent, for the ratable account of the Dollar Term B Lenders, the Dollar Term B Loans commencing on September 30, 2007, and continuing on the last day of each December, March, June and September occurring thereafter and prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Dollar Term B Loans outstanding on the Closing Date.

(b)  Dollar Term B II Loans. Subject to adjustment for optional and mandatory prepayments as set forth in Section 2.04, the Borrower shall repay to the Administrative Agent, for the ratable account of the Dollar Term B II Lenders, the Dollar Term B II Loans commencing on September 30, 2007, and continuing on the last day of each December, March, June and September occurring thereafter and prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Dollar Term B II Loans outstanding on the Closing Date.

(c) Euro Term Loans. Subject to adjustment for optional and mandatory prepayments as set forth in Section 2.04, the Borrower shall repay to the Administrative Agent, for the ratable account of the Euro Term Lenders, the Euro Term Loans commencing on September 30, 2007, and continuing on the last day of each December, March, June and September occurring thereafter and prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Euro Term Loans outstanding on the Closing Date.

(d) Term Maturity Date. To the extent not previously paid, all Loans shall be due and payable on the Term Maturity Date.

Section 2.07. Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)  (i) If any amount of principal of any Loan or any LC Disbursement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than any amount referred to in Section 2.07(b)(i)) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08. Fees.

(a) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent, for the account of each LC Lender, a participation fee with respect to its participations and commitment to participate in Letters of Credit, which shall accrue at the Applicable Rate applicable to Eurodollar Rate Loans, on the average daily amount of such LC Lender’s LC Deposit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the date on which such LC Lender’s LC Deposit is returned to it in full and (ii) to each LC Issuer a fronting fee, which shall accrue at a rate separately agreed to by such LC Issuer and the Borrower, on the average daily amount of the portion of the LC Exposure attributable to Letters of Credit issued (or, in the case of the Existing Letters of Credit, deemed issued) by such LC Issuer (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the LC Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that any such fees accruing after the date on which the LC Commitments shall have terminated shall be payable on demand. In addition to the foregoing fees, the Borrower agrees to pay to the Administrative Agent, for the account of each LC Lender, the fees set forth in Section 2.03(p).

(b) Agent Fees. The Borrower shall pay to the Administrative Agent and the Deposit Agent, for the respective accounts of the Administrative Agent and the Deposit Agent, fees in the amounts and at the times specified in the applicable Fee Letter.

(c) General. Fees payable hereunder shall not be refundable under any circumstances.

Section 2.09. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10. Evidence of Indebtedness. The Loans made by each Term Lender shall be evidenced by one or more accounts or records maintained by such Term Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Term Lenders shall be prima facie evidence absent manifest error of the amount of the Loans made by the Term Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Term Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (as set forth in the Register) shall control in the absence of manifest error.

Section 2.11. Payments Generally; Administrative Agent’s Clawback.

(a) General. Except as otherwise expressly provided herein, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or in Euros, as applicable, and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or such LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or such LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate (in the case of Loans denominated in Dollars) or the Overnight Rate (in the case of Loans denominated in Euros) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender, any LC Issuer or the Borrower with respect to any amount owing under this Section 2.11(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent or the Deposit Agent funds for any Loan or any LC Deposit to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not used as contemplated by this Article II because the conditions precedent thereto set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent or the Deposit Agent, as applicable, shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to make deposits required under Section 2.03(a) and to make payments pursuant to Section 9.06 are several and not joint. The failure of any Lender to make any Loan, to make any such deposit or to make any such payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to so deposit or make its payments.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Payment. If at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(g) Currency Exchange. To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Agreement, the Administrative Agent shall be entitled to convert or exchange such funds into Dollars or into Euros, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Agreement; provided that the Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.11(g) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) or which result in the Administrative Agent or the Lenders receiving a lower amount that they would have received had such currency not been required to be so converted or exchanged, in accordance with this Section 2.11(g).

Section 2.12. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or any right in respect of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Disbursements held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the applicable Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Disbursements of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(i) the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this Section 2.12 shall apply) or (C) any payment made to a Non-Consenting Lender pursuant to Section 10.12(b).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation or subparticipation as fully as if such Lender were a direct creditor of the Borrower in the amount thereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) an Agent, a Lender or an LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and each LC Issuer, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender or such LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that such penalties, interests and expenses are not attributable to the gross negligence or willful misconduct of such Agent, such Lender or such LC Issuer), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment, setting forth in reasonable detail the calculation and basis for such amount, delivered to the Borrower by an Agent (other than the Administrative Agent), a Lender or an LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

(d) Change in Place of Organization. The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Agent, any Lender or any LC Issuer, as the case may be, to the extent such Agent, such Lender or LC Issuer becomes subject to Taxes subsequent to the date on which such Agent, such Lender or LC Issuer becomes a party to this Agreement as a result of a change in the place of organization of such Agent, such Lender or LC Issuer, except to the extent that any such change is requested or required by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a Change in Law, including a Change in Law after the date of such change of place of organization).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

(i) any Foreign Lender shall deliver to the Borrower and the Administrative Agent, or to such Persons as they may reasonably designate (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed originals of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed originals of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law as a basis for claiming exemption from or reduction in United States Federal withholding tax (including any successor form to those referenced in Sections 3.01(f)(i)-(iii)) duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, and

(ii) any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) a duly completed Internal Revenue Service Form W-9 (or successor form thereto) or shall otherwise prove that it is exempt from backup withholding.

(g) Treatment of Certain Refunds. If any Agent, any Lender or any LC Issuer becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.01, such Agent, such Lender or such LC Issuer, as the case may be, shall promptly notify the Borrower of the availability of such refund claim and, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund. If any Agent, any Lender or any LC Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Agent, such Lender or such LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or such LC Issuer in the event such Agent, such Lender or such LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Agent, any Lender or any LC Issuer to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower or any other Person.

Section 3.02. Illegality.

If any Term Lender determines in good faith that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Term Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Term Lender to purchase or sell, or to take deposits of, Dollars or Euros in the London interbank market, then, on notice thereof by such Term Lender to the Borrower through the Administrative Agent, any obligation of such Term Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Term Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Term Lender (with a copy to the Administrative Agent), (a) with respect to Loans denominated in Dollars, prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans and (b) with respect to Loans denominated in Euros, exchange all such Loans into the Equivalent thereof in Dollars and convert such Loans to Base Rate Loans, in each case either on the last day of the Interest Period therefor, if such Term Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Term Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and amounts due pursuant to Section 3.05, if any.

Section 3.03. Inability to Determine Rates. If the Required Term Lenders determine, for any reason in connection with any request for a conversion to, or continuation as, Eurocurrency Rate Loans, that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Term Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Term Lender. Thereafter, until the Administrative Agent (upon the instruction of the Required Term Lenders) revokes such notice, (i) any request for a conversion of any Dollar Term Loan to, or continuation of any Eurodollar Rate Loan as, a Eurodollar Rate Loan shall be ineffective and (ii) each outstanding Euro Term Loan, at the end of the Interest Period then applicable thereto, shall bear interest at the Applicable Rate for Euro Term Loans plus a rate determined by the Administrative Agent to be representative of the Euro Term Lenders’ cost of funding such Loans. Each determination by the Administrative Agent pursuant to this Section 3.03 under shall be conclusive absent manifest error.

Section 3.04. Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender or any LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or any LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and any Excluded Tax); or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such LC Issuer, the Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any LC Issuer determines that any Change in Law affecting such Lender or such LC Issuer or any Lending Office of such Lender or such Lender’s or such LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender or such LC Issuer or its holding company, as the case may be (which certificate shall set forth in reasonable detail the basis for and calculation thereof), as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05. Compensation for Losses. Upon written demand of any Term Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Term Lender for and hold such Term Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.12;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay, or delivers to such Lender and the Administrative Agent a certificate setting forth reasons it reasonably anticipates that it will be required to pay, any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.12.

Section 3.07. Survival. All of the Borrower’s and Lenders’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS

The obligations of the Term Lenders to make Loans, of the LC Lenders to make the LC Deposits and of the LC Issuers to issue Letters of Credit hereunder (and the designation of the Existing Letters of Credit as Letters of Credit hereunder) is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, in each case where applicable properly executed by a Responsible Officer of the signing Loan Party, dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) a counterpart of this Agreement signed on behalf of the Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably request to evidence the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iii) such documents and certifications as the Administrative Agent may reasonably request to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(iv) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to each Agent, each Lender and each LC Issuer and dated the Closing Date, and covering such matters as the Administrative Agent may reasonably request;

(v) a favorable opinion of such local counsel to the Loan Parties, in each case addressed to each Agent, each Lender and each LC Issuer and dated the Closing Date, and covering such matters concerning the Loan Parties and the Loan Documents, as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any Loan Party of the Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate of a Responsible Officer of the Borrower certifying that the conditions specified in clauses (c) and (d) of this Article IV have been satisfied;

(viii) a certificate from the chief financial officer of the Borrower attesting to the Solvency of the Loan Parties before and after giving effect to the Transactions;

(ix) a certificate from the chief financial officer of the Borrower to the effect that, after giving effect to the Transactions to be consummated on the Closing Date, the Borrower and the Subsidiaries shall have at least $70,000,000 of unrestricted cash and Cash Equivalents;

(x) a certified copy of the 2013 Supplemental Indenture, duly executed by the parties thereto, which shall be consistent with the Exchange Offer Circular and otherwise be in form and substance reasonably satisfactory to the Administrative Agent and which shall have become or shall simultaneously become effective in accordance with the terms of the 2013 Original Indenture;

(xi) a certified copy of the 2013 New Indenture, duly executed by the parties thereto, which shall be consistent with the Exchange Offer Circular and otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(xii) a notice of borrowing under Section 2.02;

(xiii) a Perfection Certificate, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements are Permitted Liens or have been released; and

(xiv) evidence that the commitments under the Existing Credit Agreement shall have been, or shall substantially concurrently be, terminated, all loans and other amounts outstanding thereunder shall have been, or shall substantially concurrently be, paid in full and all Liens securing the obligations thereunder and under any related agreements shall have been, or shall substantially concurrently be, released.

(b) The Guarantee and Collateral Requirement (other than the requirements set forth in clauses (e), (f) and (g) of the definition of such term) shall have been satisfied.

(c) The Borrower (i) shall have accepted, or substantially concurrently shall accept, for exchange all of the 2013 Original Notes validly tendered and not validly withdrawn pursuant to the Exchange Offer and issued 2013 New Notes in exchange therefor and (ii) shall have received the Requisite Consents (as defined in the Exchange Offer Circular).

(d)  (i) The representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and (ii) no Default shall have occurred and be continuing or would result from such proposed making of Loans or application of the proceeds therefrom or from the issuance of the Letters of Credit.

(e) The Lenders shall have received the financial statements referred to in Section 5.05.

(f) The Lenders shall have received financial projections of the Borrower and its Subsidiaries for the years 2007 through 2010, in form and substance satisfactory to the Lenders.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 6.08 and by the Guarantee and Collateral Agreement is in effect.

(h) All fees required to be paid to the Agents and the Arrangers on or before the Closing Date shall have been paid. All costs and expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) required to be paid to the Agents and the Arrangers shall have been paid to the extent due and invoiced.

(i) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) All material governmental authorizations and all third party consents and approvals necessary in connection with the Transactions shall have been obtained and shall remain in effect.

(k) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations.

Notwithstanding the foregoing, if the Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any mortgages, foreign pledge agreements and control agreements required to perfect Liens on the Collateral, or any related lien searches, agreements of third parties or documents from public officials, such delivery shall not be a condition precedent to the obligations of the Term Lenders, the LC Lenders or the LC Issuers hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 6.18.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (other than any Dormant Subsidiaries) (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations (including good standing), consents and approvals (i) to own or lease its assets and carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is or is to be a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws and licenses, authorizations and permits of Governmental Authorities in favor of such Loan Party, except in the case of clauses (b)(i), (c) and (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not and will not, except to the extent that such breach, contravention or conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or, to such Loan Party’s knowledge, affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any Law or any license, authorization or permit of a Governmental Authority reasonably necessarily in the conduct of such Loan Party’s business. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, except those approvals, consents, exemptions, authorizations or other actions the failure of which to obtain or take could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents, other than UCC filings and other filings specifically contemplated by the Collateral Documents, or (d) the exercise by any Agent, any Lender or any LC Issuer of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents and (ii) approvals, consents, exemptions, authorizations, deletions, notices and filings that (A) have been duly obtained, taken, given or made and are in full force and effect or (B) the failure of which to obtain, take, give or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to enforceability.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Borrower has previously made available to the Lenders its consolidated balance sheets and consolidated statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal years ended September 30, 2006, 2005 and 2004, reported on by KPMG LLP, and (ii) as of and for the fiscal quarter ended December 31, 2006. Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except, in the case of such quarterly financial statements, the normal year-end audit adjustments and the absence of footnotes, (ii) in all material respects fairly present the financial condition and shareholders’ equity of the Borrower and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for taxes and material commitments.

(b) Except with respect to any events disclosed in the Borrower’s Current Reports on Form 8-K dated January 10, 2007 and March 12, 2007, since September 30, 2006, there has been no event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Subsidiaries or against any of their properties or revenues that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property.

(a) The Borrower and each of its Subsidiaries has (i) good title to, or valid leasehold interest in, all of its personal property necessary or used in the ordinary conduct of its business and (ii) good, indefeasible and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except where failure to have such title or other property interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all real property owned by each Loan Party that, as of the Closing Date, has an estimated fair market value of $5,000,000 or more, in each case showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof. Each Loan Party has good, indefeasible and insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Permitted Liens.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee and which would constitute, as of the date hereof, Mortgaged Properties, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof. Each such lease is the legal, valid and binding obligation of the lessor (assuming corporate power and authority and due execution and delivery on the part of the lessor with respect to such lease) thereof, enforceable in accordance with its terms.

Section 5.09. Environmental Compliance.

(a) The Borrower and its Subsidiaries, and the facilities and properties owned or leased by the Borrower and its Subsidiaries, are and have been in compliance with all Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 5.09, none of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; and, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Hazardous Materials have not been Released at, on, under or from any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries.

(c) Except as set forth on Schedule 5.09 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(d) There are no pending or threatened claims, actions, suits, proceedings, or investigations against the Borrower or any of its Subsidiaries by any Government Authority or any other party arising under or relating to any Environmental Law, except for such claims, actions, suits, proceedings or investigations that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11. Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those that are not overdue by more than 30 days, (b) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) to the extent that the failure to make such filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement with any other Person (other than the Borrower and its Subsidiaries) pursuant to which it is liable for any Taxes of any Person that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with its terms, the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified, and to the knowledge of the Borrower, nothing has occurred that could reasonably be expected to cause the loss of such qualification. There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No ERISA Event has occurred or could reasonably be expected to occur that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No Pension Plan has any Unfunded Pension Liability, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) With respect to each scheme or arrangement mandated by a Governmental Authority outside the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13. Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those set forth on Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower or its Subsidiaries in the amounts specified on Schedule 5.13, free and clear of all Liens except those permitted under Section 7.01(a), (c), (h), (j) or (m). As of the Closing Date, no Loan Party holds Equity Interests in any Person except as set forth on Schedule 5.13.

Section 5.14. Margin Regulations; Investment Company Act.

(a) Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower only, or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any report, financial statement, certificate or other written or formally presented information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case taken as a whole and as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that actual results may vary from such projections, and such variations may be material.

Section 5.16. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their businesses, without conflict with the rights of any other Person, except to the extent that the failure to so own or possess any such IP Rights (or any conflict pertaining thereto) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, none of the IP Rights currently used, or currently contemplated to be used, by the Borrower or any of its Subsidiaries infringes upon any valid rights held by any other Person, except to the extent that such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency. The Loan Parties are, on a consolidated basis, Solvent.

Section 5.18. Senior Debt Status. On the Closing Date, no Indebtedness or other obligations, other than the Obligations, constitute “Designated Senior Debt” under any of the Indentures.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan, any LC Disbursement or any interest or fees payable hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than any Letter of Credit the obligations of the Borrower under which shall have been cash collateralized or supported by letters of credit of other banks naming the applicable LC Issuer as the beneficiary in a manner satisfactory to such LC Issuer), the Borrower shall, and, except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, 6.16 and 6.17 shall cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent, to be made available to the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if later, by the date the Annual Report on Form 10-K of the Borrower for such fiscal year would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for filing of such form), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, such consolidated financial statements to be audited and accompanied by a report and opinion of a “big four” national accounting firm or other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if later, by the date the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for filing of such form), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 91 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of the chief financial officer of the Borrower to the effect that (i) such projections were prepared by the Borrower in good faith, (ii) the Borrower has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions, it being understood that actual results may vary from such projections, and such variations may be material.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

Section 6.02. Certificates; Other Information.  Deliver to the Administrative Agent, to be made available to the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include, to the extent applicable, the computations of pro forma calculations referred to in the definition of the terms Consolidated EBITDA and Consolidated Interest Expense;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of a Responsible Officer of the Borrower that all notices required to be provided under Section 6.13 have been provided;

(c) promptly after any request by the Administrative Agent, copies of any final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants;

(d) promptly after the same becomes publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower files or is required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered pursuant to this Section 6.02;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be delivered pursuant to this Section 6.02;

(f) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, notice of receipt of any notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of the Borrower or any of its Subsidiaries, but not copies of any such notice or correspondence;

(g) promptly after the occurrence thereof or any material development therein, notice of any Environmental Liability of, or any noncompliance with any Environmental Law or Environmental Permit by, the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or otherwise, to the extent any such documents are included in materials otherwise filed with the SEC, may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s principal publicly accessible website or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (which may be a commercial or a third-party website or a website sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.03. Notices. Promptly notify the Administrative Agent of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) the occurrence of any Disposition or Casualty Event, or the incurrence or issuance of any Indebtedness or Equity Interests, in each case for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b); and

(e) the occurrence of any Internal Control Event.

Each notice pursuant to Section 6.03(a), (b), (c) or (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which a Default exists.

Section 6.04. Nonpublic Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to Section 6.01, 6.02 or 6.03, indicate in writing whether such document or notice contains Nonpublic Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its or their securities) and, if documents or notices required to be delivered pursuant to Section 6.01, 6.02 or 6.03, or otherwise, are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 6.01, 6.02 or 6.03 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Nonpublic Information with respect to the Borrower, its Subsidiaries and its and their securities.

Section 6.05. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) all lawful claims that, if unpaid, would by Law become a Lien upon its assets.

Section 6.06. Preservation of Existence, Etc.

(a) Other than as to Dormant Subsidiaries, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 and except, other than with respect to the Borrower, to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered IP Rights, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.07. Maintenance of Properties. Except with respect to Dormant Subsidiaries and except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof in accordance with prudent industry practice.

Section 6.08. Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties in such amounts (after giving effect to any self-insurance (including with captive insurance companies) compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 6.09. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except where such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or where the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10. Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 6.11. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, in reasonable intervals and upon reasonable advance notice to the Borrower; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.11 and the Administrative Agent shall not exercise such rights more often than twice during any calendar year and any one such time shall be at the Borrower’s expense; provided further, that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the Borrower. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.12. Use of Proceeds. Use the proceeds of the Loans solely to repay in full all amounts outstanding under the Existing Credit Agreement and to pay fees and expenses related to the Transactions and, with respect to any remaining proceeds, for general corporate purposes not in contravention of any Law or of any Loan Document; and use Letters of Credit solely to support obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business.

Section 6.13. Information Regarding Collateral; Additional Subsidiaries. ii) Furnish to the Collateral Agent prompt written notice of any change in (i) any Loan Party’s legal name, as reflected in its Organization Documents, (ii) any Loan Party’s jurisdiction of organization or corporate structure and (iii) any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization, and not effect or permit any such change unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) If any material assets (including any Equity Interests and any real properties or leasehold interests that would constitute Mortgaged Properties) are acquired, or any deposit accounts or securities accounts described in the definition of the term Guarantee and Collateral Requirement are established, by the Borrower or any Subsidiary Loan Party (or held by any Person becoming a Subsidiary Loan Party) after the Closing Date (other than assets (but not Equity Interests or any such accounts) constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien created by the Guarantee and Collateral Agreement upon acquisition thereof, but only if such Lien thereon shall be perfected), notify the Collateral Agent thereof and, if requested by the Collateral Agent, cause such assets or accounts to be subjected to a Lien securing the Obligations and take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(c) If any additional Subsidiary (other than a Dormant Subsidiary) is formed or acquired after the Closing Date or if any Subsidiary ceases to be a Dormant Subsidiary, notify, within 10 Business Days after such Subsidiary is formed or acquired or ceases to be a Dormant Subsidiary, as the case may be, the Collateral Agent thereof and, promptly thereafter, cause the Guarantee and Collateral Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

Section 6.14. Compliance with Environmental Laws. Except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action (a) to the extent that its obligation to do so is being contested in good faith and by proper proceedings diligently pursued and appropriate reserves are being maintained in accordance with GAAP with respect to such circumstances or (b) where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.15. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order to cause the Guarantee and Collateral Requirement to be and remain satisfied and assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent or the Collateral Agent, the rights granted or now or hereafter intended to be granted to such Persons under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any other Loan Party is or is to be a party.

Section 6.16. Interest Rate Hedging. No later than 90 days after the Closing Date, obtain and, at all times thereafter until the third anniversary of the Closing Date cause to be maintained, protection against fluctuations in interest rates pursuant to one or more Swap Contracts in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that not less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of the Borrower and its Subsidiaries then outstanding is either (i) subject to such Swap Contracts or (ii) Indebtedness that bears interest at a fixed rate.

Section 6.17. Ratings. Use commercially reasonable efforts to obtain as promptly as practicable after the Closing Date, and thereafter to maintain at all times, ratings issued by Moody’s and S&P with respect to senior secured debt of the Borrower.

Section 6.18. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within 60 days, after the Closing Date, (a) cause the requirements set forth in clauses (c) (with respect to Foreign Subsidiaries), (e), (f) and (g) of the definition of the term Guarantee and Collateral Requirement to be satisfied and (b) deliver all mortgages, foreign pledge agreements, control agreements, lien searches, agreements of third parties and documents from public officials that would have been required to be delivered on the Closing Date but for the last sentence of Article IV, in each case except to the extent otherwise agreed to by the Collateral Agent pursuant to the last two sentences of the definition of the term Guarantee and Collateral Requirement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan, any LC Disbursement or any interest or fees payable hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than any Letter of Credit the obligations of the Borrower under which shall have been cash collateralized or supported by letters of credit of other banks naming the applicable LC Issuer as the beneficiary in a manner satisfactory to such LC Issuer), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens.

Create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens created under any Loan Document;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01(b), and any renewals or extensions thereof; provided that (i) such Liens shall apply only to the assets to which they apply on the Closing Date and (ii) such Liens shall secure only (A) those obligations that they secure on the Closing Date and (B) refinancings, refundings, renewals and extensions of such secured obligations permitted hereunder so long as the aggregate principal amount of obligations secured under this Section 7.01(b) does not exceed at any time the sum of (x) the principal amount of the obligations secured by such Liens on the Closing Date and (y) the aggregate amount of reasonable premiums paid, and fees and expenses reasonably incurred, in connection with such refinancings, refundings, renewals and extensions;

(c) Liens for Taxes, fees, assessments or other governmental charges that are not overdue by more than 30 days or, if more than 30 days overdue, (i) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) with respect to which in the aggregate the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens of landlords, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that secure obligations that are not overdue by more than 30 days or, if more than 30 days overdue, (i) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (iii) with respect to which in the aggregate the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) pledges and deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, or (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Subsidiaries;

(f) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that do not secure Indebtedness, that are incurred in the ordinary course of business and that do not materially and adversely affect the use of the property subject thereto for its intended purpose;

(h) Liens securing judgments for the payment of money that have not resulted in an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and the proceeds and product thereof and accessions thereto and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the assets being encumbered at the time such assets became so encumbered; provided further, however, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of equipment, Liens securing such purchase money obligations shall be permitted to extend to all equipment so financed by such Person;

(j) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $15,000,000; provided that any such Liens that extend to or cover any Collateral shall not secure Indebtedness or other obligations in an aggregate principal amount at any time outstanding in excess of $10,000,000;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrower or any Subsidiary to provide collateral to the depository institution or the commodity intermediary;

(l) Liens on property of any Subsidiary in favor of the Borrower or any Subsidiary Loan Party;

(m) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.02(e);

(n) (i) leases, licenses, subleases and sublicenses granted in the ordinary course of business and that do not (A) interfere in any material respect with the business of the Borrower or any of its material Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries, or by Law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens consisting of (i) agreements to Dispose of any property in a Disposition permitted under Section 7.05 and (ii) earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an Investment permitted under Section 7.03;

(q) any Lien existing on (i) any asset prior to the acquisition thereof by the Borrower or any Subsidiary or (ii) any asset of any Person that becomes a Subsidiary (or is merged into or consolidated with any Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien does not extend to or cover any other assets (other than the proceeds or products of the assets originally subject thereto and, in the case of Liens referred to in clause (ii), after-acquired assets subjected to a Lien pursuant to requirements existing at the time such Person became a Subsidiary (or was so merged or consolidated), other than any such after-acquired assets that would not have been subject to such Lien but for such Person becoming a Subsidiary (or so being merged or consolidated)), (ii) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or so being merged or consolidated), as the case may be, and (iii) the Indebtedness secured thereby is permitted under Section 7.02(i);

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03;

(t) Liens on assets constituting ABL Collateral securing Indebtedness and other obligations under the Permitted ABL Facility; provided that the Borrower, the Collateral Agent and the institution serving as collateral agent for the Permitted ABL Facility shall have entered into the ABL Intercreditor Agreement;

(u) Liens that are contractual rights of set-off under agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

(v) Liens securing IRB Debt permitted by Section 7.02(n), provided that Liens extend to and cover only the capital assets and improvements financed with such IRB Debt.

Section 7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness constituting (i) Investments permitted under Section 7.03(c), provided that (A) any such Indebtedness that is owed to a Loan Party shall be evidenced by a promissory note that shall have been pledged in accordance with the Guarantee and Collateral Requirement, (B) any such Indebtedness of a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms no less favorable to the Lenders than the terms set forth on Exhibit F, as reasonably determined by the Administrative Agent, and (C) no Domestic Subsidiary of the Borrower shall Guarantee obligations of the Borrower under the Permitted ABL Facility unless such Domestic Subsidiary shall have Guaranteed the Obligations and (ii) Guarantees by the Borrower of (A) Indebtedness of any Foreign Subsidiary permitted under Section 7.02(e) or (B) Indebtedness of any Foreign Subsidiary under a Qualified Foreign Credit Facility;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations to finance the purchase, repair or improvement of fixed or capital assets; provided, however, that the aggregate amount of such Indebtedness at any time outstanding shall not exceed $15,000,000;

(d) Indebtedness (other than Indebtedness of Foreign Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(e) Indebtedness of Foreign Subsidiaries to Persons other than the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $25,000,000, it being understood that any such Indebtedness may be incurred under a Qualified Foreign Credit Facility, subject to the limitation set forth in the definition of such term;

(f) Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;

(g) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments that have not resulted in an Event of Default under Section 8.01(h);

(h) Indebtedness outstanding on the date hereof and set forth on Schedule 7.02(h) and any refinancings, refundings, renewals or extensions thereof, provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension; provided further that (A) the final maturity and the weighted average life to maturity thereof is no shorter than that of the Indebtedness being refinanced, refunded, renewed or extended and (B) the terms relating to collateral (if any) and subordination (if any), and other material terms (other than interest rates) taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(i) Indebtedness of any Person that becomes a Subsidiary (or is merged into or consolidated with any Subsidiary) after the date hereof as a result of a Permitted Acquisition or is assumed by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition (provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.02(i) shall not exceed $20,000,000 at any time outstanding), and any refinancings, refunding, renewal or extension thereof that would have been permitted under Section 7.02(h) had such Indebtedness been permitted under such Section;

(j) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(k) Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements not to exceed $100,000,000 in the aggregate;

(l) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(m) Indebtedness under an asset based revolving credit facility in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) the Facilities Reduction Amount at such time and (ii) $300,000,000 (such facility, the “Permitted ABL Facility”);

(n) IRB Debt in an aggregate principal amount at any time outstanding not to exceed $20,000,000; and

(o) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (n) above.

Section 7.03. Investments. Make or hold any Investments, except:

(a) Investments in Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and its Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $5,000,000 at any time outstanding, and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, in an aggregate amount not to exceed $5,000,000 at any time outstanding, in each case determined without regard to any write-downs or write-offs of such advances;

(c) Investments by the Borrower in any Subsidiary and by any Subsidiary in any other Subsidiary or in the Borrower (except Investments in Equity Interests of the Borrower), provided that (i) the aggregate amount of Investments made since the Closing Date by the Loan Parties in Subsidiaries that are not Subsidiary Loan Parties shall not exceed the sum of (A) $50,000,000, (B) $25,000,000 (provided that Investments made in reliance on this clause (B) shall be used by the recipient thereof, promptly upon the receipt thereof, to repay Indebtedness of such recipient or its Subsidiaries (subject to, in the case of any such Indebtedness that is a revolving extension of credit, a corresponding permanent reduction in related commitments)) and (C) the aggregate amount of dividends paid, or loans or advances repaid, by the Foreign Subsidiaries to, and Investments made by the Foreign Subsidiaries in, the Loan Parties since the Closing Date and (ii) any such Investments by a Loan Party that constitute loans or advances to a Subsidiary shall be evidenced by a promissory note that shall have been pledged in accordance with the Guarantee and Collateral Requirement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f);

(g) Investments by the Borrower in Swap Contracts;

(h) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets constituting a line of business, a business unit or division of, any Person that, upon the consummation thereof, will be owned by the Borrower or a Wholly-Owned Subsidiary (including as a result of a merger or consolidation between such Person and any Subsidiary); provided that no such purchase or other acquisition may be made prior to September 30, 2007 and with respect to each such purchase or other acquisition made thereafter:

(i) all actions required to be taken under Section 6.13 with respect to any Subsidiary that is the surviving or continuing Person in any such merger or consolidation, or any such purchased or otherwise acquired assets, shall have been taken;

(ii) the lines of business of the Person or assets to be so purchased or otherwise acquired shall be reasonably related or similar to one or more lines of business that are the principal lines of businesses of the Borrower and its Subsidiaries;

(iii) (A) the total cash and noncash consideration (excluding the fair market value of all Equity Interests of the Borrower (other than any such Equity Interests that would give rise to Indebtedness) issued or transferred to the sellers thereof, but including all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration (determined as set forth above) paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall not exceed $25,000,000 in any fiscal year of the Borrower or (B) such Investment is made solely with the Equity Interests of the Borrower (other than any such Equity Interests that would give rise to Indebtedness);

(iv) immediately before and immediately after giving effect to any such purchase or other acquisition, (A) no Event of Default shall have occurred and be continuing and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(v) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments not exceeding $25,000,000 in the aggregate since the Closing Date (with all such Investments valued at the time of Investment at the cash amount thereof, if in cash, the fair market value thereof as determined by the board of directors of the Borrower, if in property, and at the maximum amount thereof if in Guarantees);

(j) bank deposits made in the ordinary course of business;

(k) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(l) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices; and

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment.

Section 7.04. Fundamental Changes. Merge or consolidate with or into another Person, except that, so long as no Event of Default shall have occurred and be continuing or would result therefrom, (a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, other than in connection with a merger the purpose of which is to reincorporate the Borrower in another state of the United States so long as the surviving Person expressly assumes all of the obligations of the Borrower under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, or (ii) any other Subsidiary; provided that (A) in a merger or consolidation of any Wholly-Owned Subsidiary with another Subsidiary, the continuing or surviving Person shall be a Wholly-Owned Subsidiary and (B) in a merger or consolidation of any Subsidiary Loan Party with another Subsidiary, the continuing or surviving Person shall be a Subsidiary Loan Party; and (b) in connection with any Permitted Acquisition, a Subsidiary may merge or consolidate with any other Person, provided that the continuing or surviving Person shall be a Wholly-Owned Subsidiary.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of no longer useful or used, surplus, obsolete or worn out assets in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment (i) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(d) Dispositions of cash or Cash Equivalents;

(e) Dispositions of property by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to any other Subsidiary; provided that (i) if the transferor of such property is a Loan Party, the transferee thereof shall be a Loan Party and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;

(f) Dispositions permitted under Section 7.06;

(g) Disposition of (i) the Home and Garden division of the Borrower, in whole or in part, (ii) assets constituting one or more other divisions or lines of business of the Borrower and its Subsidiaries and (iii) any manufacturing plants or facilities, in each case, made as part of a debt reduction program of the Borrower; provided that at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents;

(h) Dispositions not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate book value of all property Disposed of in reliance on this Section 7.03(h) shall not exceed $35,000,000 in any fiscal year of the Borrower or $100,000,000 since the Closing Date and (iii) at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents;

(i) Dispositions of property pursuant to sale and leaseback transactions; provided that (i) the aggregate fair market value of all property Disposed of in reliance on this Section 7.03(i) shall not exceed $15,000,000 (which amount may, with prior approval by the Administrative Agent, be increased to $25,000,000) since the Closing Date and (ii) at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents;

(j) (i) sales or discounts of accounts receivable without recourse arising in the ordinary course of business in connection with the compromise or collection thereof (but not as part of any securitization or factoring arrangement) and (ii) sales or transfers of accounts receivable and related rights by any Foreign Subsidiary pursuant to customary receivables financing facilities or factoring arrangements;

(k) transfers of property that is the subject of a Casualty Event upon receipt of insurance or other proceeds arising from such Casualty Event;

(l) Dispositions of Equity Interests in Dormant Subsidiaries;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, any buy/sell arrangement or any similar binding arrangement between joint venture parties, in each case, that is in effect on the Closing Date;

(n) Dispositions of accounts receivable pursuant to retailer-mandated factoring programs in an aggregate amount not to exceed $15,000,000 since the Closing Date;

(o) Dispositions set forth on Schedule 7.05; and

(p) Dispositions in the ordinary course of business consisting of abandonment of IP Rights that, in the good faith determination of the Borrower or any Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

provided, however, that any Disposition pursuant to Sections 7.05(a), (b), (c), (g), (h), (i), (n) and (o) shall be made at least for the fair market value of the assets Disposed.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary or, in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, to any other Person that owns a direct Equity Interest in such Subsidiary, ratably in accordance with such Person’s ownership of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to the Borrower or a Subsidiary);

(d) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may repurchase, retire or otherwise acquire for value common stock or options with respect to common stock held by directors, officers, consultants or employees of the Borrower or any of its Subsidiaries (or any persons that formerly held any such position), or by the estate, family member, spouse or former spouse of any of the foregoing Persons, in each case, (i) pursuant to the exercise by any holder thereof of a right under the equity incentive plans of the Borrower and its Subsidiaries to require such repurchase in connection with any Taxes payable by such holder as a result of vesting, or lapse of restrictions on transfer, of such common stock or options or (ii) in connection with the death or disability of any such director, officer, consultant or employee (or any person that formerly held any such position); provided that such Restricted Payments shall not exceed $5,000,000 in the aggregate in any calendar year and the price paid for any such common stock or option shall not exceed the market value of such common stock or option at the time paid; and

(e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or its Subsidiaries, provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors of the Borrower (or any authorized committee thereof)).

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions among the Borrower and its Subsidiaries, (c) dividends, redemptions, repurchases and other transactions permitted under Section 7.06, (d) customary fees payable to any directors of the Borrower and its Subsidiaries and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its Subsidiaries, (e) employment and severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees entered into in the ordinary course of business, (f) the payment of customary fees and indemnities to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business and (g) transactions pursuant to any agreement in effect on the Closing Date and set forth on Schedule 7.08, as any such agreement may be amended, supplemented or otherwise modified, provided that the terms thereof following any such amendment, supplement or modifications are not, individually or in the aggregate, more adverse in any material respect to the Loan Parties or the Lenders than the terms thereof in effect on the Closing Date.

Section 7.09. Burdensome Agreements. Enter into, incur or permit to exist any Contractual Obligation that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension to purchase or carry margin stock (within the meaning of Regulation U of the FRB), to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case, in violation of Regulation T or U of the FRB.

Section 7.11. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Senior Secured Leverage Ratio
April 1, 2007 to September 30, 2007	7.50 to 1.00
October 1, 2007 to September 30, 2008	6.25 to 1.00
October 1, 2008 to September 30, 2009	5.75 to 1.00
October 1, 2009 and thereafter	5.00 to 1.00

Section 7.12. Capital Expenditures. Make any Capital Expenditures, other than (a) Permitted Acquisitions and (b) other Capital Expenditures made in the ordinary course of business that do not exceed (i) for the fiscal year ending September 30, 2007, $50,000,000 in the aggregate, (ii) for the fiscal year ending September 30, 2008, $45,000,000 in the aggregate, (iii) for the fiscal year ending September 30, 2009, $45,000,000 in the aggregate and (iv) for the fiscal year ending September 30, 2010 and for any fiscal year thereafter, $50,000,000 in the aggregate for any such fiscal year. The amount of any Capital Expenditures permitted to be made pursuant to clause (b) above in any fiscal year may, to the extent not expended in such fiscal year, be carried over for expenditure in the next two fiscal years, provided that (A) such Capital Expenditures made in any fiscal year shall be deemed to use, first, the amount permitted for such fiscal year and, second, the amount carried over from any prior year pursuant to this sentence and (B) at the time of making of any Capital Expenditure made in reliance on this sentence, no Event of Default shall have occurred or be continuing.

Section 7.13. Amendment of Certain Documents. a) Amend, supplement or otherwise modify any of its Organization Documents, except to the extent any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Amend, supplement or otherwise modify any Indenture or any other agreement, instrument or document governing any Material Indebtedness, except to the extent any of the foregoing is not adverse to the interests of the Lenders under the Loan Documents in any material respect and except in connection with any refinancing, refunding, renewal or extension of any Material Indebtedness permitted under Section 7.02(h).

Section 7.14. Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) its fiscal year, except with the prior written approval of the Administrative Agent.

Section 7.15. Prepayments, Etc. of Indebtedness. Pay or make, or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Indebtedness (including the Subordinated Notes), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated Indebtedness, except:

(a) regularly scheduled or other mandatory interest and principal payments as and when due in respect of any such Indebtedness, other than any payments prohibited by the subordination provisions thereof;

(b) refinancings of such Indebtedness to the extent permitted under Section 7.02; and

(c) prepayment of Indebtedness of any Loan Party owed to any other Loan Party.

Section 7.16. Speculative Transactions. Enter into any Swap Contract, other than Swap Contracts entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.17. Senior Debt Status. Designate any Indebtedness (other than the Indebtedness under the Loan Documents or the Permitted ABL Facility) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” under and as defined in any of the Indentures; or permit the aggregate LC Exposure at any time to exceed the aggregate amount of Indebtedness that could be incurred by the Borrower at such time under the covenants of the Indentures limiting Indebtedness (without reliance on any provision permitting the incurrence of Indebtedness based upon the satisfaction of any interest coverage or other financial ratio test).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails (i) to pay when due any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, (ii) to pay within three days after the same becomes due, any interest on any Loan or on any LC Disbursement or any fee due hereunder or (iii) to pay within five days after the same becomes due any other amount payable hereunder or under any other Loan Document;

(b) Specific Covenants. The Borrower (i) fails to perform or observe any covenant or agreement contained in Section 6.03(a), 6.06(a) (with respect to maintenance of existence of the Borrower to the extent required thereunder) or 6.11 or in Article VII or (ii) fails to perform or observe any covenant or agreement contained in Section 6.01(a) or (b) and such failure continues for 15 days;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date on which such Loan Party knew or should have known of such failure;

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect when made or deemed made;

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder) and such failure shall continue after the applicable grace period or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or such other event is to cause, or to permit the holder or holders of Material Indebtedness to cause (after the applicable grace period, with the giving of notice if required), such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Dormant Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding;

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than any Dormant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) Judgments. One or more judgments or orders for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) is rendered against any Loan Party or any of its Subsidiaries and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed;

(i) ERISA. (i) An ERISA Event occurs with respect to a Foreign Plan, Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or similar liabilities of any Loan Party under a Foreign Plan, in each case where such liability could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or a similar event occurs with respect to any Foreign Plan, in each case where such failure could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, including as a result of a transaction permitted under Section 7.04 or Section 7.05, or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) Change of Control. There occurs any Change of Control;

(l) Senior Debt Status. The Obligations shall cease to be “Senior Debt” and “Designated Senior Debt” for purposes of any of the Indentures, or any Loan Party shall so assert in writing; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.13 shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.05) cease to create a valid and perfected Lien on and security interest in the Collateral purported to be covered thereby, or any Loan Party shall so assert in writing.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower cash collateralize the LC Exposure in accordance with Section 2.03(l); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence any Event of Default with respect to the Borrower described in Section 8.01(f), the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01. Appointment of Agents. GSCP is hereby appointed as the Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as the Syndication Agent in accordance with the terms hereof and the other Loan Documents. GSCP is hereby appointed as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes GSCP to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Wachovia is hereby appointed as the Deposit Agent hereunder, and each Lender hereby authorizes Wachovia to act as the Deposit Agent in accordance with the terms hereof and of the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders (and, in the case of Section 9.09, the Arrangers), and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as the Syndication Agent, shall have no obligations, but shall be entitled to all benefits of this Article IX.

Section 9.02. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities as are expressly specified herein and in the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or any Lender to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the LC Exposure or the component amounts thereof.

(b) Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents, except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.01) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.01).

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to the respective Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent that has appointed such sub-agent, and not to any Loan Party, any Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.04. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.

Section 9.05. Lenders’ Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans or making its LC Deposit on the Closing Date, or delivering its signature page to an Assignment and Acceptance, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or Lenders, as applicable, on the Closing Date.

Section 9.06. Right to Indemnity. Each Lender, in proportion to its “pro rata share”, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this paragraph, “pro rata share” means the percentage obtained by dividing (a) an amount equal to the sum of the aggregate principal amount of Loans, LC Exposure and unused Commitment of a Lender by (b) an amount equal to the sum of the aggregate principal amount of Loans, LC Exposures and unused Commitments of all Lenders.

Section 9.07. Successor Agents. Each of the Administrative Agent and the Deposit Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower (and, in the case of the Deposit Agent, the Administrative Agent). The Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. The Deposit Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Deposit Agent and signed by the Required LC Lenders and the Administrative Agent. Upon any such notice of resignation or any such removal, (a) the Required Lenders shall have the right to appoint a successor Administrative Agent that shall have been approved by the Borrower (such approval not to be unreasonably withheld) and (b) the Required LC Lenders shall have the right to appoint a successor Deposit Agent that shall have been approved by the Borrower (such approval not to be unreasonably withheld). Upon the acceptance of any appointment as the Administrative Agent or as the Deposit Agent hereunder by a successor Administrative Agent or a successor Deposit Agent, such successor Administrative Agent or such successor Deposit Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall promptly (i) transfer to such applicable successor Agent all sums and other items of Collateral held under the Collateral Documents and, in the case of a retiring or removed Deposit Agent, all sums in the LC Deposit Account, together with all records and other documents necessary or appropriate in connection with the performance of the duties of such successor Agent under the Loan Documents, and (ii) in the case of a retiring or removed Administrative Agent, execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Any resignation or removal of GSCP or its successor as the Administrative Agent pursuant to this Section 9.07 shall also constitute the resignation or removal of GSCP or its successor as the Collateral Agent. After any retiring or removed Agent’s resignation or removal hereunder as an Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereof.

Section 9.08. Collateral Documents.

(a) Concerning Collateral Agent. Each Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents; provided that the Collateral Agent shall owe no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Swap Contract. Subject to Section 10.01, without further written consent or authorization from any Secured Party, the Collateral Agent may execute any documents or instruments necessary to (i) in connection with a Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such Disposition or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Subsidiary Loan Party from its obligations under the Guarantee and Collateral Agreement or any other Collateral Document in connection with a Disposition (including by merger or consolidation) of all of the Equity Interests of any Subsidiary Loan Party in accordance with the terms hereof or any other transaction with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Section 9.09. No Arranger Duties. Anything herein to the contrary notwithstanding, no Arranger shall have any duties or responsibilities under this Agreement or any of the other Loan Documents solely in its capacity as an Arranger.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Waivers, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or, in the case of any Loan Document other than this Agreement, the applicable Loan Party or Loan Parties and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that, subject to Section 10.16, no such amendment, waiver or consent shall:

(a) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition or precedent set forth in Article IV, or waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments, shall not constitute an extension or increase of any commitment of any Lender);

(b) postpone the maturity of any Loan, any date fixed for any scheduled payment of principal amount of any Loan under Section 2.06, any date fixed for repayment of any LC Deposit or a portion thereof to any LC Lender under Section 2.03(o), the required date of reimbursement of any LC Disbursement or any date for payment of interest or fees (including the LC Deposit Return and the LC Lender Fees) payable hereunder, or forgive, waive or excuse any such payment, repayment or reimbursement or any amount thereof, in each case without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Default or Event Default, or a waiver of any mandatory prepayment of the Term Loans, shall not constitute a postponement of any date fixed for the payment of principal or interest);

(c) reduce the principal amount of, or the rate of interest specified herein on, any Loan or LC Disbursement, or reduce any LC Lender Fees or any other fees or premiums payable hereunder or the rate of the LC Deposit Return on any LC Deposit, in each case without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or LC Lender Fees at the Default Rate;

(d) change Section 2.11(f) or 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the prior written consent of each Lender;

(e) change any provision of this Section 10.01 or the percentage set forth in the definition of the term Required Lenders or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(f) release all or substantially all the Collateral from the Liens of the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the Collateral from the Liens of the Collateral Documents);

(g) release all or substantially all of the Subsidiary Loan Parties from their Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in Section 9.08) or limit their liability in respect of such Guarantees, without the written consent of each Lender (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the Guarantees under the Guarantee and Collateral Agreement); and

(h) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of collateral or payments due to Lenders of one Class differently than Lenders of any other Class without the written consent of (i) if such adversely affected Lenders are Dollar Term B Lenders, the Required Dollar Term B Lenders, (ii) if such adversely affected Lenders are Dollar Term B II Lenders, the Required Dollar Term B II Lenders, (iii) if such adversely affected Lenders are Euro Term Lenders, the Required Euro Term Lenders and (iv) if such adversely affected Lenders are LC Lenders, the Required LC Lenders;

and provided further that, subject to Section 10.16, (i) no amendment, waiver or consent shall, unless in writing and signed by an LC Issuer in addition to the Lenders required above, affect the rights or duties of such LC Issuer under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Collateral Agent, the Deposit Agent or the Syndication Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent, the Collateral Agent, the Deposit Agent or the Syndication Agent, as the case may be, under this Agreement or any other Loan Document; and (iii) any amendment or waiver of, or consent to any departure from, this Agreement or any other Loan Document that by its terms affects the rights or duties thereunder of (A) Lenders of one Class but not Lenders of any other Class, (B) Term Lenders but not the LC Lenders or (C) LC Lenders but not the Term Lenders, may be effected by an agreement or agreements in writing signed by (x) the requisite percentage in interest of Lenders of the affected Class or Classes that would be required under this Section 10.01 to consent thereto if such Class or Classes of Lenders were the only Class of Lenders hereunder at the time and (y) the Borrower or, in the case of any Loan Document other than this Agreement, the applicable Loan Party or Loan Parties, and acknowledged by the Administrative Agent. Notwithstanding the foregoing, Section 2.03 may be amended by the Company, the Administrative Agent and the Deposit Agent or any LC Issuer, as the case may be, and without the consent of any Lender, to modify provisions relating to the LC Deposits or the issuance and administration of Letters of Credit issued by such LC Issuer as necessary to conform to the systems, procedures and policies of the Deposit Agent or such LC Issuer; provided, that no such amendment shall reduce or postpone the payment of any reimbursement, fee or other amount due to any LC Lender hereunder.

In the event that (a) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure from or waiver of any provision of any Loan Document or to agree to any amendment thereof, (b) the consent, waiver or amendment in question requires under this Section 10.01 the agreement of all affected Lenders or all Lenders of a certain Class and (c) the Required Lenders (or, in the case of a required agreement of all Lenders of a certain Class, the Required Dollar Term Lenders, the Required Euro Term Lenders or the Required LC Lenders, as applicable) have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed to be a “Non-Consenting Lender.” The Borrower shall be entitled to replace any Non-Consenting Lender in accordance with the provisions of Section 10.12.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, electronic mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any Agent or any LC Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices mailed by certified or registered mail shall be deemed to have been given four Business Days after deposit in the mails postage prepaid; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided, that no notice to any Agent shall be effective until received by such Agent; provided further, that any such notice or other communication shall at the request of any Agent be provided to any sub-agent appointed by it pursuant to Section 9.03(c) hereto, as designated by such Agent from time to time. Notices delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in such Section.

(b) Electronic Communications. Notices, communications, information, documents and other materials delivered or furnished to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to each of them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any Agent or any Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent. Each of the Loan Parties, the Lenders, the LC Issuers and the other Agents agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(d) Change of Address, Etc. Each of the Borrower, any Agent or any LC Issuer may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and, in the case of the LC Lenders, each LC Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, LC Issuers and Lenders. The Agents, the LC Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of an authorized representative of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent, each LC Issuer, each Lender and the Related Parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, other than losses, costs, expenses and liabilities resulting from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, any LC Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law or otherwise.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (iii) the reasonable fees, expenses and disbursements of counsel to the Agents and to either Arranger in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iv) all the actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to any Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (vi) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by any Agent or any Arranger in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated actual costs of internal counsel) and costs of settlement, incurred by any Agent, Lenders and LC Issuers in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Guarantee of the Obligations) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b) Indemnification by the Borrower. In addition to the payment of expenses pursuant to Section 10.04(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Lender and each LC Issuer, and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that the Borrower shall have no obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.04(b) may be unenforceable in whole or in part because they violate any Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c) Waiver of Consequential Damages, Etc. To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section 10.04 shall survive the resignation or removal of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any LC Issuer or any Lender, or the Administrative Agent, any LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and the Agents. No rights or obligations of the Borrower hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Administrative Agent’s Office a register for the recordation of the names and addresses of Lenders and the Commitments, Loans, LC Deposit and Sub-Account of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitments, Loans, LC Deposit or Sub-Account) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments, Loans, LC Deposits and Sub-Accounts in accordance with the provisions of this Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans and any repayment to the LC Lenders of its LC Deposit or any portion thereof, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s obligations hereunder. The Borrower hereby designates GSCP to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 10.06(b), and the Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”

(c)  The Borrower, the Agents and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Loans and LC Deposits listed therein for all purposes hereof, and no assignment or transfer of any such Commitment, Loan or LC Deposit shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment and Assumption effecting the assignment thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(e). Each assignment shall be recorded in the Register on the Business Day the Assignment and Assumption is received by the Administrative Agent, if received by 12:00 p.m., and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Assumption shall be maintained, as applicable. The date of such recordation of an assignment shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments, Loans or LC Deposits.

(d) Right to Assign. Each Lender shall have the right at any time to assign all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments, Loans and LC Deposit or of any other Obligations (provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this proviso shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans):

(i) to any Person meeting the criteria of clause (a) of the definition of the term Eligible Assignee upon the giving of notice to the Borrower and the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (b) of the definition of the term Eligible Assignee upon the giving of notice to the Borrower and the Administrative Agent; provided, further each such assignment pursuant to this Section 10.06(d)(ii) shall be in an aggregate amount of not less than $1,000,000, or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Dollar Term B Loans, the Dollar Term B II Loans or the Euro Term Loans, or the LC Deposit, of the assigning Lender.

(e) Mechanics. Assignments and assumptions of Loans, Commitments and LC Deposits shall be effected by manual execution and delivery to the Administrative Agent of an Assignment and Assumption. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to GSCP or any Affiliate thereof or (ii) in the case of an Assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender). In connection with each assignment of an LC Commitment or an LC Deposit, the LC Deposit of the assignor LC Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of its LC Exposure. Each LC Lender agrees that on the Assignment Effective Date for any such assignment (i) the Administrative Agent shall establish a new Sub-Account in the name of the assignee, (ii) a corresponding portion of the LC Deposit credited to the Sub-Account of the assignor LC Lender shall be purchased by the assignee and shall be transferred from the Sub-Account of the assignor to the Sub-Account of the assignee and (iii) if after giving effect to such assignment the LC Deposit of the assignor LC Lender shall be zero, the Administrative Agent shall close the Sub-Account of such assignor.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments, Loans or LC Deposits, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the Assignment Effective Date with respect to any Assignment and Assumption, (i) the assignee thereunder shall have the rights and obligations of a Lender hereunder to the extent of its interest in the Loans, Commitments and LC Deposit as reflected in the Register and shall thereafter be a party hereto and a Lender for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which expressly survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (A) an LC Issuer shall continue to have all rights and obligations thereof with respect to Letters of Credit issued by it hereunder until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Commitments and Applicable Percentages shall be modified to reflect such assignment.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its other Affiliates) in all or any part of its Commitments, Loans or other Obligations.

(ii)  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except with respect to any amendment, waiver or consent described in the first proviso to Section 10.01 that affects such participant.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(d); provided that (A) a participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant and (B) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by Law, each participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided (1) such Participant agrees to be subject to Section 2.12 as though it were a Lender and (2) the Borrower is notified of the participation sold to such participant.

(i) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign and/or pledge all or any portion of its Loans and the other Obligations owed to such Lender, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the FRB and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07. Confidentiality. Each Agent, each Lender and each LC Issuer shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Agent, Lender or LC Issuer pursuant to the requirements hereof in accordance with such Agent’s, Lender’s or LC Issuer’s customary procedures for handling confidential and non-public information of such nature, it being understood and agreed by the Borrower that, in any event, the Agents, the Lenders and the LC Issuers may make (a) disclosures of such information to their respective Affiliates and to their respective agents and advisors (and to other Persons authorized by such Agent, such Lender or such LC Issuer to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.07), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.07 or other provisions at least as restrictive as this Section 10.07)), (c) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential and non-public information relating to the Loan Parties received by it from any of the Agents or any Lender and (d) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable Law, each Agent, each Lender and each LC Issuer shall make reasonable efforts to notify the Borrower of any request by NAIC or any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Person by such governmental agency), or pursuant to any legal or judicial process, for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent, each Lender and each LC Issuer may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each LC Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such LC Issuer to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such LC Issuer, irrespective of whether or not such Lender or such LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and each LC Issuer under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender and such LC Issuer may have. Each Lender and each LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not be deemed to affect the validity of such setoff and application.

Section 10.09. Counterparts; Effectiveness; Integration. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by an electronically mailed scanned copy shall be effective as delivery of a manually executed counterpart of this Agreement. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) This Agreement, the other Loan Documents and the Fee Letters constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.10. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.11. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay or delivers to such Lender and the Administrative Agent a certificate setting forth reasons as to why it reasonably anticipates that it will be required to pay, and such Lender and the Administrative Agent agree with such reasons, any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender ceases to make Eurocurrency Rate Loans as a result of a condition described in Section 3.02 or 3.04, if any Lender is a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or assignee shall have paid to the Administrative Agent the registration and processing fee specified in Section 10.06(e);

(b) such Lender shall have received payment of an amount equal to the sum of (i) the outstanding principal amount of its Loans and all interest accrued thereon, (ii) its LC Deposit and the LC Deposit Return accrued thereon, (iii) all accrued and unpaid LC Lender Fees owing to such Lender and (iv) all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of the amounts referred to in clauses (i), (ii) and (iii)) or the Borrower (in the case of the amounts referred to in clause (iv));

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 10.13. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 (OTHER THAN BY EMAIL OR OTHER ELECTRONIC COMMUNICATION). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15. Patriot Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Loan Party, which information includes the name and address of the Borrower and the Subsidiary Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Borrower and the Subsidiary Loan Parties in accordance with such Act.

Section 10.16. Concerning the Permitted ABL Facility. The Lenders acknowledge that obligations of the Borrower under the Permitted ABL Facility may be secured by Liens on assets of the Borrower and its Subsidiaries that constitute ABL Collateral. At the request of the Borrower, the Administrative Agent or the Collateral Agent shall enter into the ABL Intercreditor Agreement establishing the relative rights of the Lenders and of the lenders under the Permitted ABL Facility with respect to the ABL Collateral. Each Lender hereby irrevocably authorizes and directs the Administrative Agent and/or the Collateral Agent to execute and deliver ABL Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, and agrees that no Lender shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by such Agent pursuant to this Section 10.16. The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article IX with respect to all actions taken by them pursuant to this Section 10.16 to the full extent thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President and Chief Financial Officer

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ James T. Lucke
Name: James T. Lucke
Title: Senior Vice President, Secretary and General Counsel

GOLDMAN SACHS CREDIT PARTNERS L.P., individually and as the Administrative Agent, the Collateral Agent and the Syndication Agent

By:	/s/ Walter A. Jackson
Name: Walter A. Jackson
Title: Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Deposit Agent

By:	/s/ Vicky Balmot
Name: Vicky Balmot
Title: Managing Director

BANK OF AMERICA, N.A., as an LC Issuer

By:	/s/ Kevin M. Behan
Name: Kevin M. Behan
Title: SVP